UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

AFC ENTERPRISES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PROXY STATEMENT AND NOTICE OF

2012

ANNUAL SHAREHOLDERS MEETING

400 Perimeter Center Terrace, Suite 1000

Atlanta, Georgia 30346

April 18, 2012

To our Shareholders:

It is our pleasure to invite you to attend our 2012 Annual Meeting of Shareholders which will be held on Tuesday, May 15, 2012, at the Hilton Garden Inn Atlanta Perimeter, 1501 Lake Hearn Drive, Atlanta, Georgia 30319. The 2012 Annual Meeting will start at 8:30 a.m., local time.

The ballot for the 2012 Annual Meeting, to which this proxy statement relates, includes a proposal for the election of eight directors nominated to serve on our Board of Directors until the 2013 Annual Meeting, a proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 30, 2012, and a proposal to approve, on an advisory basis, the compensation of the named executive officers as disclosed in the attached proxy statement.

Please note that you will need to show that you are a shareholder of AFC Enterprises, Inc. to attend the 2012 Annual Meeting. If your shares are registered in your name, your admission card is included with this proxy statement, and you will need to bring that card with you to the meeting, together with valid picture identification. If your shares are held in the name of your broker or another nominee or you received your proxy materials electronically, you will need to bring evidence of your stock ownership, such as your most recent brokerage account statement, and valid picture identification. You will be able to attend the meeting only if you have either an admission card or proof that you own AFC stock.

If you will need special assistance at the meeting because of a disability, please contact our Corporate Secretary, Harold M. Cohen, at (404) 459-4650. Whether or not you plan to attend our annual meeting, you can make certain that your shares are represented at the meeting by promptly completing, signing and returning the enclosed proxy card or voting by Internet or telephone.

Thank you for your support.

Sincerely,

John M. Cranor, III

Chairman of the Board

AFC Enterprises, Inc.

NOTICE OF 2012 ANNUAL MEETING OF SHAREHOLDERS

Time:	8:30 a.m., local time, on Tuesday, May 15, 2012

Place:	Hilton Garden Inn Atlanta Perimeter, 1501 Lake Hearn Drive, Atlanta, Georgia 30319

Items of Business:	(1) To elect eight directors nominated by the Board of Directors to our Board of Directors;

(2) To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 30, 2012;

(3) To approve, on an advisory basis, the compensation of the named executive officers in this proxy statement; and

(4) To transact other business properly coming before the meeting or any adjournment thereof.

Who Can Vote:	You can vote if you were a shareholder of record of our common stock, par value $.01 per share, on April 5, 2012.

Annual Report:	A copy of our 2011 Annual Report on Form 10-K is enclosed.

Date of Mailing:	This notice and the proxy statement are first being mailed to shareholders on or about April 18, 2012.

By Order of the Board of Directors

Harold M. Cohen, Corporate Secretary

Important Notice Regarding the Availability of Proxy Materials for the 2012 Annual Meeting of

Shareholders: The proxy statement and annual report are available at

www.edocumentview.com/AFCE

ABOUT THE MEETING

What am I voting on?

You will be voting on the following:

•	To elect eight directors nominated by the Board of Directors to our Board of Directors;

•	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 30, 2012;

•	To approve the compensation, on an advisory basis, of the named executive officers in this Proxy Statement; and

•	To transact such other business as may properly come before the meeting or any adjournment thereof.

No cumulative rights are authorized and dissenter’s rights are not applicable to the matters being voted upon.

Who is entitled to vote?

You may vote if you owned our common stock, par value $.01 per share, as of the close of business on April 5, 2012, the record date. Each share of common stock is entitled to one vote. As of April 5, 2012, we had 24,299,094 shares of common stock outstanding.

How do I vote if I do not plan to attend the meeting?

If you are a registered shareholder, meaning that your shares are registered in your name, you have four voting options. You may vote:

•

over the Internet at the web address shown on your proxy card (if you have access to the Internet, we encourage you to vote in this manner; Internet voting is available 24 hours a day and will be accessible until 2:00 a.m. Eastern time on May 15, 2012),

•	by telephone through the number shown on your proxy card (telephone voting is available 24 hours a day and will be accessible until 2:00 a.m. Eastern time on May 15, 2012),
•	by signing your proxy card and mailing it in the enclosed prepaid and addressed envelope, or

•	by attending the annual meeting and voting in person.

If your shares are held in the name of your broker or another nominee, you may be able to grant a proxy to vote via the Internet or telephone. Please see the materials provided by your broker for additional details and voting options available to you.

Please follow the directions on your proxy card carefully.

Can I vote at the meeting?

You may vote your shares at the meeting if you attend in person and the shares are registered in your name. If your shares are held in the name of your broker or another nominee, you may not vote the shares at the meeting unless you obtain a signed proxy from the record holder. Even if you plan to attend the meeting, we encourage you to vote your shares by completing, signing and returning the enclosed proxy card or by Internet or telephone.

Can I change my vote after I return my proxy card or vote by Internet or telephone?

You may change your vote at any time before the polls close at the meeting. You may do this by

(1) submitting a subsequent proxy, by using the Internet, the telephone, or mail,

(2) providing written notice to Harold M. Cohen, Corporate Secretary, revoking your proxy, or

(3) voting in person at the meeting.

Attendance at the meeting will not by itself revoke a proxy.

ABOUT THE MEETING

What if I return my proxy card but do not provide voting instructions?

Proxies that are signed and returned but do not contain instructions will be voted “For” the election of the director nominees named on pages 6-8 of this proxy statement, “For” the ratification of the independent registered public accounting firm, and “For” the approval, on an advisory basis, of the compensation of the named executive officers in this Proxy Statement.

What does it mean if I receive more than one proxy card?

It means that you have multiple accounts with brokers, other nominees and/or our transfer agent. Please vote all of these shares. We recommend that you contact the record holder of your shares and/or our transfer agent to consolidate as many accounts as possible under the same name and address. Our transfer agent is Computershare Investor Services, LLC, which may be reached at 800-962-4284, or by mail at Computershare Trust Company, N.A., P.O. Box 43078, Providence, Rhode Island 02940-3078.

Can I attend the meeting?

The annual meeting is open to all holders of AFC common stock. To attend the meeting, you will need to bring evidence of your stock ownership. If your shares are registered in your name, your admission card is included with this proxy statement, and you will need to bring it with you to the meeting, together with valid picture identification. If your shares are held in the name of your broker or another nominee or you received your proxy materials electronically, you will need to bring evidence of your stock ownership, such as your most recent brokerage account statement, and valid picture identification.

May shareholders ask questions at the meeting?

Yes. Representatives of AFC will answer shareholders’ questions of general interest at the end of the meeting. In order to give a greater number of shareholders an opportunity to ask questions, individuals or groups will be allowed to ask only one question and no repetitive or follow-up questions will be permitted.

How many votes must be present to hold the meeting?

Your shares are counted as present at the meeting if you attend the meeting in person, if you properly return the enclosed proxy card or if you grant a proxy to vote via the Internet or telephone, if permitted to do so. In order for us to conduct our meeting, a majority of our outstanding shares of common stock as of April 5, 2012 must be present in person or by proxy at the meeting. This is referred to as a quorum. Abstentions and broker non-votes will be counted for purposes of establishing a quorum at the meeting.

How may I vote for the nominees for director, and how many votes must the nominees receive to be elected?

With respect to the election of nominees for director, you may:

•	vote FOR the election of the eight nominees for director;

•	WITHHOLD AUTHORITY to vote for one or more of the nominees and vote FOR the remaining nominees; or

•	WITHHOLD AUTHORITY to vote for the eight nominees.

The eight nominees receiving the highest number of affirmative votes will be elected as directors. This number is called a plurality.

ABOUT THE MEETING

How may I vote for the ratification of the appointment of our independent registered public accountants, and how many votes must the proposal receive to pass?

With respect to this proposal, you may:

•	vote FOR the proposal;

•	vote AGAINST the proposal; or

•	ABSTAIN from voting on the proposal.

The ratification of the appointment of our independent registered public accountants must receive the affirmative vote of a majority of the shares entitled to vote at the annual meeting by the holders who are present in person or by proxy to pass. If you abstain from voting on the proposal, it will have the same effect as a vote against the proposal.

How may I vote on the proposal to approve, on an advisory basis, the compensation of the named executive officers as disclosed in this Proxy Statement, and how many votes must the proposal receive to pass?

With respect to this proposal, you may:

•	vote FOR the approval, on an advisory basis, of executive compensation;

•	vote AGAINST the approval, on an advisory basis, of executive compensation; or

•	ABSTAIN from voting on the proposal.

The approval, on an advisory basis, of the compensation of the named executive officers as disclosed in this Proxy Statement, must receive the affirmative vote of a majority of the votes entitled to vote at the annual meeting by the holders who are present in person or by proxy to pass. If you abstain from voting on the proposal, it will have the same effect as a vote against the proposal.

Will my shares be voted if I do not sign and return my proxy card or vote by Internet or by telephone?

If you are a registered record holder of shares of AFC Enterprises, Inc. (the “Company”) and you do not vote by using the Internet, by telephone, or if you received a proxy card by mail, by signing and returning your proxy card, then your shares will not be voted and will not count in deciding the matters presented for shareholder consideration at the annual meeting.

If your shares are held through a brokerage account, your brokerage firm, under certain circumstances, may vote your shares. Brokerage firms have authority to vote shares for which their customers do not provide voting instructions on certain “routine” matters. The ratification of our independent registered public accounting firm is a routine matter.

The election of directors and the approval, on an advisory basis, of the compensation of the named executive officers as described in this Proxy Statement, are “non-routine” matters and may not be voted on by brokers, banks or other nominees who have not received specific voting instructions from beneficial owners.

If you do not provide voting instructions to your brokerage firm, the brokerage firm may either: (1) vote your shares on routine matters, or (2) leave your shares unvoted. We encourage you to provide instructions to your brokerage firm by signing and returning your proxy. This ensures your shares will be voted at the meeting.

When a brokerage firm votes its customers’ unvoted shares on routine matters, these shares are counted for purposes of establishing a quorum to conduct business at the meeting and determining the outcome of the vote on routine matters.

ABOUT THE MEETING

Can my shares be voted on matters other than those described in this proxy statement?

Yes. We have not received proper notice of, and are not aware of, any business to be transacted at the meeting other than as indicated in this Proxy

Statement. If any other item or proposal properly comes before the meeting, the proxies received will be voted on those matters in accordance with the discretion of the proxy holders.

BOARD OF DIRECTORS INFORMATION

What is the makeup of the Board of Directors and how often are members elected?

Our Board of Directors currently has eight members, and all eight are up for election. Each director stands for election each year. Our Board of Directors has determined that the following seven directors are independent within the meaning of applicable Nasdaq Global Market rules: Krishnan Anand, Victor Arias, Jr., Carolyn Hogan Byrd, John M. Cranor, III, John F. Hoffner, R. William Ide, III and Kelvin J. Pennington. Cheryl A. Bachelder is currently our CEO and President therefore she is not independent within the meaning of applicable Nasdaq Global Market rules.

What if a nominee is unwilling or unable to serve?

That is not expected to occur. If it does, proxies voted in favor of the original nominee will be voted for a substitute director nominated by the Board of Directors.

How often did the Board meet in fiscal 2011?

In fiscal 2011, the Board of Directors met five times. Each director attended at least 75% of the meetings of the Board and of the committees of which he or she was a member in fiscal 2011.

Does AFC have a policy with regard to Board members’ attendance at the annual shareholders meetings?

Our directors are encouraged, but not required, to attend the annual shareholders meeting. Seven of the eight directors then serving on our Board attended the 2011 annual shareholders meeting.

ELECTION OF DIRECTORS AND DIRECTOR BIOGRAPHIES
(Item 1 on the proxy card)

Who are this year’s nominees?

There are eight directors nominated by the Board of Directors that are standing for election this year to hold office until the 2013 annual meeting of shareholders and until their successors are elected. Biographical information about our nominees for director and the experience, qualifications, attributes and skills considered by our Corporate Governance and Nominating Committee and Board in determining that the nominee should serve as a director appears below. For additional information about how we identify and evaluate nominees for director, see “Corporate Governance and Nominating Committee”.

Krishnan Anand, age 54, has served as a director since November 2010. Since December of 2009, Mr. Anand has served as president of the International Division and Head of Global Strategy/M&A of Molson Coors Brewing Company in Denver, Colorado and head of Global Strategy Development since 2009. Prior to joining Coors, Mr. Anand served from 1997 to 2009 in a number of senior marketing and management positions with The Coca-Cola Company, most recently as President of the Philippines Business Unit in Manila, Philippines. From 1980 to 1997, Mr. Anand served in various managerial positions with Unilever plc in India.

Mr. Anand brings to the Board, among other skills and qualifications, broad management and marketing experience in international business, as well as his track record of judgment and achievement, as demonstrated during a 31 year career in leadership positions at major international companies in the consumer products industry. Mr. Anand’s experience and skills make him valuable to the Board as a member of our People Services (Compensation) Committee and our Corporate Governance and Nominating Committee.

Victor Arias, Jr., age 55, has served as a director since May 2001. Since May 2007, Mr. Arias has been a senior client partner with Korn Ferry International, an executive search firm. From November 2004 until May 2007, Mr. Arias was a partner with Heidrick & Struggles, an executive search firm. From April 2002 until November 2004, Mr. Arias was an executive search consultant with Spencer Stuart. He is a trustee emeritus of Stanford University. Mr. Arias currently serves on the Board of Directors of Edioma, a private company.

Mr. Arias brings to the Board, among other skills and qualifications, extensive management and operational expertise, as well as his track record of judgment and achievement, as demonstrated by his leadership positions as a partner at several international executive search firms and a senior executive at several national real estate companies. Mr. Arias’ experience and skills make him valuable to the Board as chair of our People Services (Compensation) Committee and as a member of our Corporate Governance and Nominating Committee.

Cheryl A. Bachelder, age 55, has served as a Director since November 2006. Since November 2007, Ms. Bachelder has served as our Chief Executive Officer and President. Ms. Bachelder currently serves as a member of the True Value Company Board of Directors. Ms. Bachelder serves on the Advisory Board of AFPI, the franchising venture of Procter & Gamble. Ms. Bachelder also serves as a member of the National Restaurant Association Board of Directors. Ms. Bachelder served as the President and Chief Concept Officer of KFC Corporation from 2001 to 2003. From 1995 to 2000, Ms. Bachelder was Vice President, Marketing and Product Development for Domino’s Pizza, Inc.

ELECTION OF DIRECTORS AND DIRECTOR BIOGRAPHIES
(Item 1 on the proxy card)

Ms. Bachelder brings to the Board, among other skills and qualifications, her experience in the leadership position as CEO of our Company, as well as her track record of judgment and achievement and leadership, as demonstrated during a 16 year career in the Quick Service Restaurant industry in leadership positions at major restaurant companies and over 33 years of proven managerial experience in the retail and consumer products industries.

Carolyn Hogan Byrd, age 63, has served as a director since May 2001. Ms. Byrd founded GlobalTech Financial, LLC, a financial services and consulting company headquartered in Atlanta, Georgia in May 2000 and currently serves as chairman and chief executive officer. From November 1997 to October 2000, Ms. Byrd served as president of The Coca-Cola Financial Corporation. From 1977 to 1997, Ms. Byrd served in a variety of domestic and international positions with The Coca-Cola Company. In addition to serving as chairman of the Board of Directors of Global Tech Financial, LLC, Ms. Byrd currently serves on the Board of Directors of Freddie Mac and Regions Financial Corporation. Ms. Byrd previously served on the Board of Directors of the St. Paul Companies, Inc., Circuit City Stores, Inc. and RARE Hospitality, Inc.

Ms. Byrd brings to the Board, among other skills and qualifications, extensive management, financial, and board level expertise, as well as her track record of judgment and achievement, as evidenced by leadership positions as chairman and chief executive officer of a financial services company, and president of the financial division of a global beverage company. Further, her service as a director of other public companies provides her with broad experience as well as skills that make her valuable to the Board as chair of our Corporate Governance and Nominating Committee and a member of our Audit Committee.

John M. Cranor, III, age 65, has served as a director since November 2006 and Chairman of our Board since November 2007. From 2003 until 2008, Mr. Cranor served as the President and Chief Executive Officer of the New College Foundation, affiliated with the New College of Florida in Sarasota. From 2000 to 2003, Mr. Cranor was a managing General Partner of Yearling Fund, LLC, an early stage investment fund. He currently continues to serve as a Limited Partner in the Yearling Fund. From 1996 to 1999, Mr. Cranor served as Chairman, President and Chief Executive Officer of Long John Silver’s Restaurants, Inc. From 1989 to 1994, Mr. Cranor was President and Chief Executive Officer of KFC Corporation.

Mr. Cranor brings to the Board, among other skills and qualifications, broad managerial and operational experience as well as his track record of judgment and achievement, as demonstrated by his leadership positions as president and chief executive officer of major Quick Service Restaurant companies, as well as broad corporate experience and executive skills that make him valuable to the Board as Chairman of the Board and as an ex-officio member of our People Services (Compensation) Committee, Corporate Governance and Nominating Committee and Audit Committee.

John F. Hoffner, age 64, has served as a director since August 2006. From 2001 until his retirement in 2005, Mr. Hoffner served as Executive Vice President and Chief Financial Officer of Jack in the Box Inc. From 1998 to 2001, Mr. Hoffner served as Executive Vice President and Chief Financial Officer of Cost Plus, Inc. Mr. Hoffner serves on the Board of Directors of St. Mary’s Good Samaritan Hospital, a non-profit hospital organization, and previously served on the Board of Directors of the Krannert Management School at Purdue University, and the Boards of Directors of Junior Achievement of Los Angeles and San Diego.

ELECTION OF DIRECTORS AND DIRECTOR BIOGRAPHIES
(Item 1 on the proxy card)

Mr. Hoffner brings to the Board, among other skills and qualifications, significant public company experience in the restaurant and retail industries in the areas of corporate finance and accounting, distribution and logistics, and strategic planning, as well as his track record of judgment and achievement, as evidenced by his leadership positions as chief financial officer of a major Quick Service Restaurant company and a national retail concept, as well as board experience and skills that make him valuable to the Board as chair of our Audit Committee and as a member of our People Services (Compensation) Committee.

R. William Ide, III, age 71, has served as a director since August 2001. Mr. Ide is a partner with McKenna Long & Aldridge, LLP, a national law firm. Mr. Ide is a former Secretary and General Counsel of Monsanto Corporation, former Counselor to the United States Olympic Committee and was president of the American Bar Association. Mr. Ide currently serves on the Board of Directors of the Albermarle Company and on the Board of Directors of the East-West Institute. Mr. Ide is currently the chairman of the Conference Board’s Governance Center Advisory Board. Mr. Ide also serves as a trustee of Clark Atlanta University.

Mr. Ide brings to the Board, among other skills and qualifications, over 40 years of experience in corporate and securities laws, investment banking, and corporate governance matters, as well as his track record of judgment and achievement, as demonstrated by his experience as a leading partner in a national law firm and general counsel of a worldwide chemical company, and as president of the American Bar Association. Further, his service as chairman of the Conference Board’s Governance Center Advisory Board and his service as a director of other public companies make him valuable to the Board as a member of our Corporate Governance and Nominating Committee and as a member of our Audit Committee.

Kelvin J. Pennington, age 53, has served as a director since May 1996. Since 1990, Mr. Pennington has served as President of Pennington Partners & Co., an investment management and financial consulting firm. From 1982 to 1990, Mr. Pennington served in a variety of management positions for Prudential Capital Corporation, including Vice President of Corporate Finance.

Mr. Pennington brings to the Board, among other skills and qualifications, significant experience in finance, accounting and private equity, as well as his track record of judgment and achievement, as evidenced by his leadership position at an investment management and financial consulting firm. Mr. Pennington has been a member of our Board since 1996 and his experience with our Company and his corporate finance skills make him valuable to the Board as a member of our Audit Committee and People Services (Compensation) Committee.

THE BOARD OF DIRECTORS OF

THE COMPANY RECOMMENDS THAT

THE SHAREHOLDERS VOTE FOR THE

ELECTION OF THESE DIRECTORS

BOARD OF DIRECTORS COMMITTEES

What are the committees of the Board?

Our Board of Directors has the following committees:

Name of Committee and Members	Primary Functions of the Committee	Number of Meetings in Fiscal 2011

Executive:
John M. Cranor, III, Chair Cheryl A. Bachelder R. William Ide, III	• Exercises the authority of the full Board between Board meetings	0

Audit:
John F. Hoffner, Chair Carolyn Hogan Byrd R. William Ide, III Kelvin J. Pennington John M. Cranor, III, ex-officio member	• Selects independent auditors • Receives, accepts and reviews the report of independent auditors • Oversees internal systems of accounting controls and procedures, including the internal audit function • Reviews compliance with Sarbanes-Oxley 404 requirements	6

People Services (Compensation):
Victor Arias, Jr., Chair Krishnan Anand John F. Hoffner Kelvin J. Pennington John M. Cranor, III, ex-officio member	• Reviews and recommends compensation of directors and executive officers including our CEO • Makes grants of stock awards to officers and employees pursuant to stock plans • Administers stock and bonus plans	6

Corporate Governance and Nominating:
Carolyn Hogan Byrd, Chair Krishnan Anand Victor Arias, Jr. R. William Ide, III John M. Cranor, III, ex-officio member	• Reviews and monitors corporate governance principles and recommends best practices • Considers, reviews, evaluates and recommends director-nominees to the Board • Establishes minimum qualifications for director-nominees • Reviews director-nominees submitted by shareholders • Develops and facilitates continuing education program for directors • Makes recommendations for strategic plans, including potential mergers and acquisitions and financing alternatives	4

The charters that have been adopted for each of the Audit, People Services (Compensation) and Corporate Governance and Nominating Committees are available on the Investor Relations page on our website at www.afce.com. Our Board of Directors has determined that all members of the People Services (Compensation) Committee are independent within the meaning of applicable Nasdaq Global Market rules. For additional information about the Compensation Committee’s processes and the role of executive officers and compensation consultants in determining compensation, see “Compensation Discussion and Analysis.”

AUDIT COMMITTEE REPORT AND
AUDIT FEES

AUDIT COMMITTEE REPORT

Who serves on the Audit Committee of the Board of Directors?

The members of the committee are John F. Hoffner (Chair), Carolyn Hogan Byrd, R. William Ide, III, and Kelvin J. Pennington. Our Board of Directors Chairman, John M. Cranor, III, is an ex-officio member of the Audit Committee. Our Board of Directors has determined that all of the Audit Committee members are independent within the meaning of the applicable rules of the Securities and Exchange Commission, or SEC, and Nasdaq Global Market.

Our Board of Directors has determined that Mr. Hoffner is an audit committee financial expert within the meaning of applicable SEC rules.

What document governs the activities of the Audit Committee?

The Audit Committee acts under a written charter adopted by our Board that sets forth the responsibilities and duties, as well as requirements for the committee’s composition and meetings. The Audit Committee charter is available on our website at www.afce.com.

What is the relationship between the Audit Committee, AFC’s management and the independent registered public accounting firm?

Management is responsible for the financial reporting process, including the system of internal controls, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. AFC’s independent registered public accounting firm is responsible for auditing those financial statements and expressing an opinion as to their conformity with generally accepted accounting principles, in addition to auditing the effectiveness of our internal controls over financial reporting. The Audit Committee’s responsibility is to assist the Board of Directors in its oversight of these processes. However, the Audit Committee is not professionally engaged in the practice of accounting or auditing and its members are not experts in the fields of accounting or auditing, including with respect to auditor independence. The Audit Committee relies, without independent verification, on the information provided to it and on the representations made by management and the independent registered public accounting firm.

What has the Audit Committee done with regard to our audited financial statements for fiscal 2011?

The Audit Committee has:

•	reviewed and discussed the audited financial statements with AFC’s management and internal auditors;

•	been provided with management’s representation to the Audit Committee that the AFC financial statements have been prepared in accordance with generally accepted accounting principles;

•

discussed with PricewaterhouseCoopers LLP, independent registered public accounting firm for AFC’s fiscal year ending December 25, 2011, the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU, Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and

•	reviewed the Company’s system of internal controls with management and PricewaterhouseCoopers LLP.

In addition, the Audit Committee has reviewed the Company’s compliance with Sarbanes-Oxley 404 requirements.

AUDIT COMMITTEE REPORT AND
AUDIT FEES

Has the Audit Committee considered the independence of AFC’s registered public accounting firm?

The Audit Committee has received from PricewaterhouseCoopers LLP the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding PricewaterhouseCoopers LLP’s communications with the Audit Committee concerning independence, and the applicable requirements of the SEC. The Audit Committee has discussed with PricewaterhouseCoopers LLP that firm’s independence.

Has the Audit Committee made a recommendation regarding the audited financial statements for fiscal 2011?

Based upon and in reliance on the representations of and discussions with management, internal auditors and the independent registered public accounting firm, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements for AFC be included in AFC’s Annual Report on Form 10-K for the fiscal year ended December 25, 2011 for filing with the SEC.

Has the Audit Committee reviewed the fees paid to the independent auditors?

The Audit Committee has reviewed, discussed and approved the fees paid to PricewaterhouseCoopers LLP during fiscal year 2011 and during fiscal 2010 for audit and non-audit services, which are set forth in this proxy statement under “Fees Paid to Independent Registered Public Accounting Firm,” and has determined that the provision of the non-audit services are compatible with each firm’s independence.

Is the Audit Committee required to pre-approve all services provided by the independent registered public accounting firm?

Pursuant to its charter, the Audit Committee must pre-approve all audit and non-audit services to be performed by the independent auditors and will not approve any services that are not permitted by SEC rules.

Who prepared this report?

This report has been furnished by the members of the Audit Committee:

John F. Hoffner, Chair

Carolyn Hogan Byrd

John M. Cranor, III, ex-officio member

R. William Ide, III

Kelvin J. Pennington

AUDIT COMMITTEE INDEPENDENCE

Our Board of Directors has determined that each member of the Audit Committee is independent within the meaning of the applicable SEC and Nasdaq Global Market rules.

FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Audit Fees

PricewaterhouseCoopers LLP billed us aggregate fees and expenses of $446,000 for the integrated annual audit of our 2011 financial statements, and billed us aggregate fees and expenses of $551,000 for the integrated annual audit of our 2010 financial statements.

Audit-Related Fees

None.

AUDIT COMMITTEE REPORT AND
AUDIT FEES

Tax Fees

PricewaterhouseCoopers LLP billed us aggregate fees and expenses of $132,616 and $172,650 for 2011 and 2010, respectively, for assistance with the preparation of our 2010 federal and state tax returns, federal and state income tax examinations, and other tax accounting services in 2011 and 2010, respectively.

All Other Fees

PricewaterhouseCoopers LLP billed us $9,520 for non-audit related services in 2011 and $4,500 for non-audit related services in 2010.

CORPORATE GOVERNANCE

Our Board has adopted Principles of Corporate Governance. The Principles of Corporate Governance are available on the Investor Relations page of our website at www.afce.com. The charters of the Audit Committee, People Services (Compensation) Committee, and Corporate Governance and Nominating Committee are also available on the Investor Relations page of our website. Our Board has adopted the AFC Honor Code (the “Honor Code”), which applies to all officers and employees. Additionally, our Board has adopted a Code of Conduct for the Board of Directors (the “Directors Code”). The Honor Code and the Directors Code reflect our commitment to conduct our business in accordance with the highest ethical principles. Our Honor Code and our Directors Code are available on the Investor Relations page of our website at www.afce.com. Copies of our Principles of Corporate

Governance, Directors Code, committee charters and Honor Code are also available upon written request to AFC Enterprises, Inc., 400 Perimeter Center Terrace, Suite 1000, Atlanta, Georgia 30346, Attention: Corporate Secretary.

Any shareholder or interested party who wishes to communicate directly with our Board, or an individual member of our Board, may do so in writing to AFC Enterprises, Inc. Board of Directors, c/o Corporate Secretary, 400 Perimeter Center Terrace, Suite 1000, Atlanta, Georgia 30346. At each regular Board meeting, the Corporate Secretary will present a summary of any communications received since the last meeting (excluding any communications that consist of advertising, solicitations or promotions of a product or service) and will make the communications available to the directors upon request.

BOARD LEADERSHIP STRUCTURE

Since 2007, one of our independent directors, Mr. Cranor, has served as an independent Chairman of our Board. We believe this board leadership structure, with an independent director serving as chairman, is currently best for our Company and our shareholders.

We believe that the Chief Executive Officer is responsible for the day-to-day leadership and management of the Company, and that the Chairman’s responsibility is to provide oversight, direction and leadership of the Board. As directors continue to have more oversight responsibilities, we believe it is beneficial to have an independent Chairman whose primary responsibility is leading the Board. Pursuant to our Principles of Corporate Governance and our Bylaws, the independent Chairman will establish the agenda for each Board meeting, determine the length of the meetings, chair the Board meetings and executive sessions of the Board, and in consultation with the Chief Executive Officer, determine appropriate ways to facilitate interaction between the directors and management. In addition, the Chairman serves as an ex-officio member of the Audit, People Services (Compensation) and Corporate Governance and Nominating Committees. By separating and delineating the role of the Chairman position from the role of the Chief Executive Officer, we attempt to ensure there is no duplication of effort between the Chief Executive Officer and the Chairman. We believe this provides the most effective leadership of our Board, while positioning our Chief Executive Officer as the leader of the Company to our shareholders, franchisees, employees, business partners, and other stakeholders.

BOARD’S ROLE IN RISK OVERSIGHT

Our Board is responsible for overseeing our risk management. The Board delegates some of its risk oversight role to the Audit Committee, the People Services (Compensation) Committee, and to the Corporate Governance and Nominating Committee. Under its charter, the Audit Committee is responsible for oversight of our risk assessment programs and risk management strategies, including our corporate compliance programs and internal audit. Under its charter, the People Services (Compensation) Committee sets the overall compensation strategy and compensation policies for the Company’s senior executives, including the mitigation of pay practices that could encourage excessive risk taking. Under its charter, the Corporate Governance and Nominating Committee is responsible for reviewing and monitoring the business risks to the Company’s strategies, communicating to management the views of the Board with respect to the types and level of risks to be undertaken by the Company, and overseeing the risk management undertaken by the Company. In addition to the activities of the Audit Committee, the People Services (Compensation) Committee and the Corporate Governance and Nominating Committee, the full Board regularly engages in discussions of the most significant risks that the Company is facing and how these risks are being managed. The Board receives reports on enterprise risk management from senior officers of the Company and from the Chairmen of the Audit Committee and the Corporate Governance Committee, as well as from outside advisors. The Board believes that the enterprise risk management process in place enables the Board to effectively oversee the Company’s risk management function. The full Board also is involved in activities related to CEO succession.

CORPORATE GOVERNANCE AND
NOMINATING COMMITTEE

Carolyn Hogan Byrd is the chair and Krishnan Anand, Victor Arias, Jr., and R. William Ide, III are members of our Corporate Governance and Nominating Committee. John M. Cranor, III is an ex-officio member of the Corporate Governance and Nominating Committee. We have posted the Corporate Governance and Nominating Committee’s charter on our website at www.afce.com. Our Board of Directors has determined that all members of the Corporate Governance and Nominating Committee are independent according to the applicable Nasdaq Global Market rules. The purpose of the Corporate Governance and Nominating Committee is (1) to identify individuals qualified to become members of our Board of Directors and to recommend to the Board of Directors nominees for election in connection with our annual meeting of shareholders, (2) to develop and recommend to the Board of Directors our Principles of Corporate Governance and to take a leadership role in shaping our corporate governance policies, (3) to make recommendations to the Board of Directors with respect to our strategic plans and (4) such other responsibilities and duties as may, from time to time, be delegated to the Committee by the Board of Directors.

One responsibility of the Corporate Governance and Nominating Committee is to establish criteria for evaluating persons to be nominated for election to our Board of Directors and its committees. Under the Corporate Governance and Nominating Committee Charter, these criteria include, at a minimum, the depth of a candidate’s experience and availability, the balance of his or her business interests and experience and the need for any required expertise on our Board of Directors or one of its committees. Furthermore, the Principles of Corporate Governance adopted by our Board of Directors provide that independent directors should be persons with broad training, knowledge and experience in business, finance, education, government or other professions or vocations who have earned distinction in their chosen fields, and those Principles of Corporate Governance also provide that the composition of our Board of Directors should reflect ethnic and gender diversity, as well as diversity of expertise in areas that will foster our business success. The Corporate Governance and Nominating Committee considers all of these criteria in selecting nominees and in the future may establish additional minimum criteria for nominees.

The Corporate Governance and Nominating Committee has not adopted a specific policy regarding the consideration of shareholder director nominees, but its general policy is to welcome future nominees recommended by shareholders. Shareholders who wish to recommend individuals for consideration by the Corporate Governance and Nominating Committee to become nominees for election to our Board of Directors may do so by submitting a written recommendation to AFC Enterprises, Inc., Attention: Corporate Secretary, 400 Perimeter Center Terrace, Suite 1000, Atlanta, Georgia 30346. Submissions must include sufficient biographical information concerning the recommended individual, including age, five year employment history with employer names and a description of the employer’s business, whether such individual can read and understand financial statements, accompanying footnotes and public filings, and Board memberships (if any) for the Committee to consider as well as any other requirements under our bylaws. The Corporate Governance and Nominating Committee will evaluate all nominees in the same manner, whether or not the nominee was recommended by a shareholder.

The Corporate Governance and Nominating Committee’s process for selecting nominees begins with an evaluation of the performance of incumbent directors and a determination of whether our Board of Directors or its committees have specific unfulfilled needs. The

CORPORATE GOVERNANCE AND
NOMINATING COMMITTEE

Corporate Governance and Nominating Committee then considers nominees identified by the Committee, other directors, our executive officers and shareholders, and in some cases, the Committee has engaged a third party search firm to assist in identifying candidates. Evaluations of prospective candidates typically include a review of the candidate’s background and qualifications, interviews with several board members, and discussions of the Committee and the full board. This consideration includes determining whether a candidate qualifies as “independent” under the various standards applicable to the Board of Directors and its committees.

The Corporate Governance and Nominating Committee or a subcommittee of its members then selects nominees to recommend to our Board of Directors, which considers and makes the final selection of director nominees and directors to serve on its committees. The Corporate Governance and Nominating Committee’s responsibilities also include:

•	Acting upon requests by our officers to serve on outside boards of directors;

•

Considering suggestions by our Chairman of the Board of Directors for directors to serve on Board committees, including the chair of each committee, and recommending to the Board of Directors the members and chair of all standing committees;

•	Recommending the duties that will be in the charter of any new standing committee of our Board of Directors;

•

Annually developing and overseeing an evaluation of our full Board of Directors and individual members of our Board of Directors by collecting comments and evaluations from each director and any other constituents the Committee deems relevant to such assessment;

•	Reviewing and monitoring the business risks to our strategies;

•	Communicating to management the views of the Board with respect to the types and levels of risks to be undertaken by the Company, and overseeing the risk management undertaken by the Company;

•	Reviewing director compliance with stock ownership policies and guidelines;

•

Assisting our Board of Directors with development of responsibilities of directors, including basic duties and responsibilities with respect to attendance at Board meetings and advance review of meeting materials;

•	Establishing and maintaining a director orientation program for new directors;

•	Developing, or making available, a continuing education program conducted for all directors;

•	Assisting our Board of Directors with its responsibilities for oversight of our Honor Code;

•	Reviewing our evaluation of compliance with our Honor Code;

•	Reviewing any conflicts of interest involving our officers or members of our Board of Directors;

•	Assisting our Board of Directors with oversight of our policies;

•	Periodically reviewing our report on significant litigation;

•	Reviewing the independence of each of our directors;

•	Reviewing the continued appropriateness of Board membership when one of our directors changes the position he or she held when elected or appointed to the Board;

CORPORATE GOVERNANCE AND
NOMINATING COMMITTEE

•

Reviewing and discussing with appropriate members of management the development of the Company’s strategic plans, and making recommendations to our Board of Directors with respect to our strategic plans, including potential mergers, acquisitions and divestitures, as well as financing alternatives; and

•	Overseeing the implementation of the Company’s strategic plans approved by the Board.

STOCK OWNERSHIP

The following table sets forth information known to us regarding the beneficial ownership of our common stock as of January 31, 2012 by:

•	each shareholder known by us to own beneficially more than 5% of our common stock;

•	each of our directors;

•	each of our named executive officers; and

•	all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage of ownership held by that person, shares of common stock subject to options held by that person that are currently exercisable or will become exercisable within 60 days after January 31, 2012, and restricted stock units and restricted stock that vests within 60 days after January 31, 2012, are deemed outstanding, while these shares are not deemed outstanding for computing percentage ownership of any other person. Unless otherwise indicated in the footnotes below, the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned, subject to community property laws where applicable. The address for those individuals for which an address is not otherwise indicated is: c/o AFC Enterprises, Inc., 400 Perimeter Center Terrace, Suite 1000, Atlanta, Georgia 30346.

The percentages of common stock beneficially owned are based on 24,269,931 shares of common stock outstanding as of January 31, 2012.

Name	Shares Beneficially Owned	Percentage of Class
Directors and Named Executive Officers:
Cheryl A. Bachelder	351,879	1.4
Ralph Bower(1)	72,211	*
H. Melville Hope, III	36,889	*
Harold M. Cohen	17,208	*
Richard H. Lynch(2)	63,983	*
Krishnan Anand(3)	4,912	*
Victor Arias, Jr.(4)	27,844	*
Carolyn Hogan Byrd(5)	31,844	*
John M. Cranor, III(6)	32,961	*
John F. Hoffner(7)	27,007	*
R. William Ide, III(8)	32,844	*
Kelvin J. Pennington(9)	27,844	*

All directors and executive officers as a group (12 persons)(10)	727,426	3.0%

Five Percent Shareholders:
BlackRock, Inc.(11)	1,364,567	5.6%
Chilton Investment Company, LLC(12)	2,382,962	9.8%
Columbia Wanger Asset Management, LLC(13)	2,100,000	8.7%
Eagle Boston Investment Management, Inc.(14)	1,394,771	5.7%
FMR LLC(15)	2,431,676	10.0%
Putnam Investments, LLC(16)	1,226,875	5.1%
The Vanguard Group, Inc.(17)	1,222,856	5.0%
Wellington Management Company, LLP(18)	1,303,709	5.4%

STOCK OWNERSHIP

*	Less than 1% of the outstanding shares of common stock.

(1)	Includes 13,750 shares of common stock issuable with respect to options that will vest within 60 days of January 31, 2012.

(2)	Includes 11,250 shares of common stock issuable with respect to options that will vest within 60 days of January 31, 2012.

(3)	Includes 530 shares issuable with respect to restricted stock units that will vest within 60 days of January 31, 2012. Mr. Anand’s business address is Molson Coors Brewing Company, 1225 17th Street, Suite 3200, Denver, Colorado 80202.

(4)	Includes 530 shares issuable with respect to restricted stock units that will vest within 60 days of January 31, 2012. Mr. Arias’ business address is Korn Ferry International, 2100 McKinney, Suite 1800, Dallas, Texas 75201.

(5)	Includes 530 shares issuable with respect to restricted stock units that will vest within 60 days of January 31, 2012. Ms. Byrd’s business address is GlobalTech Financial, LLP, 2839 Paces Ferry Road, Suite 810, Atlanta, Georgia 30339.

(6)	Includes 530 shares issuable with respect to restricted stock units that will vest within 60 days of January 31, 2012. Mr. Cranor’s business address is 400 Perimeter Center Terrace, NE, Suite 1000, Atlanta, Georgia 30346.

(7)	Includes 530 shares issuable with respect to restricted stock units that will vest within 60 days of January 31, 2012. Mr. Hoffner’s business address is 400 Perimeter Center Terrace, NE, Suite 1000, Atlanta, Georgia 30346.

(8)	Includes 530 shares issuable with respect to restricted stock units that will vest within 60 days of January 31, 2012. Mr. Ide’s business address is McKenna Long & Aldridge, LLP, 303 Peachtree Street NE, Suite 5300, Atlanta, Georgia 30308.

(9)	Includes 530 shares issuable with respect to restricted stock units that will vest within 60 days of January 31, 2012. Mr. Pennington’s business address is PENMAN Partners, 30 North LaSalle Street, Suite 1402, Chicago, Illinois 60602.

(10)	Shares owned by directors and executive officers as a group include 25,000 shares of common stock issuable with respect to options exercisable within 60 days of January 31, 2012, and 3,710 shares of restricted stock units that will vest within 60 days of January 31, 2012.

(11)	Represents shares of common stock beneficially owned by BlackRock, Inc. (“BlackRock”). BlackRock has sole voting and dispositive power with respect to 1,364,567 shares. This information is included in reliance upon a Schedule 13G/A filed with the SEC on February 13, 2012. The address of BlackRock is 40 East 52nd Street, New York, NY 10022.

(12)

Represents shares of common stock beneficially owned by Chilton Investment Company, LLC (“Chilton”). Chilton has sole voting and dispositive power with respect to 2,382,962 shares. This information is included in reliance upon a Schedule 13G/A filed by Chilton with the SEC on February 14, 2012. The address of Chilton is 1290 East Main Street, 1st Floor, Stamford, CT 06902.

(13)	Represents shares of common stock beneficially owned by Columbia Wanger Asset Management, LLC (“Columbia”). Columbia has sole voting power with respect to 2,000,000 shares and sole dispositive power with respect to 2,100,000 shares. The number of shares beneficially owned includes shares held by Columbia Acorn Trust, a Massachusetts business trust that is advised by Columbia. This information is included in reliance upon a Schedule 13G/A filed with the SEC on February 13, 2012. The address of Columbia is 227 West Monroe Street, Suite 3000, Chicago, IL 60606.

(14)	Represents shares of common stock beneficially owned by Eagle Boston Investment Management, Inc. (“Eagle Boston”). Eagle Boston has sole voting and dispositive power over 1,394,771 shares. The address of Eagle Boston is 7 Liberty Square, Boston, MA 02109.

(15)	Represents shares of common stock beneficially owned by FMR LLC (“FMR”). FMR has sole dispositive power with respect to 2,431,676 shares. This information is included in reliance upon a Schedule 13G/A filed with the SEC on February 14, 2012. The address of FMR is 82 Devonshire Street, Boston, MA 02109.

(16)

Represents shares of common stock beneficially owned by Putnam Investments, LLC (“Putnam”), which wholly owns two registered investment advisors: Putnam Investment Management, LLC (“PIM”), which is the investment adviser to

STOCK OWNERSHIP

the Putnam family of mutual funds, and The Putnam Advisory Company, LLC (“PAC”), which is the investment adviser to Putnam’s institutional clients. Putnam has sole voting power over 114,279 shares and sole dispositive power over 1,226,875 shares, PIM has sole dispositive power over 1,104,364 shares, and PAC has sole voting power over 114,279 shares and sole dispositive power over 122,511 shares. The address of each of Putnam, PIM and PAC is One Post Office Square, Boston, MA 02109.

(17)	Represents shares of common stock beneficially owned by The Vanguard Group, Inc. (“Vanguard”). Vanguard has sole voting power over 29,941 shares, sole dispositive power over 1,192,915 shares, and shared dispositive power over 29,941 shares. The address of Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.

(18)	Represents shares of common stock beneficially owned by Wellington Management Company, LLP (“Wellington”). Wellington has shared voting power with respect to 1,074,803 shares and shared dispositive power with respect to 1,303,709 shares. This information is included in reliance upon a Schedule 13G/A filed with the SEC on February 14, 2012. The address of Wellington is 280 Congress Street, Boston, MA 02210.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Objectives and Philosophy.    The People Services (Compensation) Committee of the Board of Directors, which we refer to throughout this discussion as the Compensation Committee, determines the compensation of the executive officers identified in the Summary Compensation Table and our other senior executives. Compensation is comprised of the following components: base salary, annual incentive award, long-term equity incentives and benefits and perquisites. The compensation program is designed to:

(1)	attract and retain qualified management,

(2)	be competitive with comparable employers, and

(3)	align management’s incentives with the long-term interests of our shareholders.

For our named executive officers and other senior executives, our Compensation Committee designs our short and long-term incentive awards under a “pay-for-performance” philosophy that ties a significant portion of the amounts earned to our Company-wide performance — primarily EBITDA (earnings before interest, taxes, depreciation and amortization), restaurant sales growth and new restaurant development.

Business Review.    In 2011, we again delivered strong performance in relation to the Quick Service Restaurant (“QSR”) sector on the key metrics of our strategic plan: positive same store sales, positive guest traffic, positive net new restaurant units, and increases in guest experience scores in virtually every operational metric. Net income for 2011 was higher than 2010, and earnings per diluted share increased in 2011 as well. The Popeyes system had net openings of 65 restaurants in 2011, compared to 39 net openings in 2010, bringing the system to a record 2,035 restaurants.

Named Executive Officers for 2011.    In accordance with SEC rules, our named executive officers for 2011 include our chief executive officer, chief financial officer and the three other executive officers with the highest total compensation for 2011. The named executive officers are as follows:

•	Cheryl A. Bachelder, Chief Executive Officer;

•	Ralph Bower, President — U.S.;

•	H. Melville Hope, III, Chief Financial Officer;

•	Harold M. Cohen, General Counsel, Chief Administrative Officer and Corporate Secretary; and

•	Richard H. Lynch, Chief Global Brand Officer.

Compensation Committee Process and Role of Executive Officers.    The Compensation Committee approves all compensation for executive officers, including our named executive officers. The Compensation Committee is solely responsible for the review of the performance and compensation of our chief executive officer or CEO.

During 2011, Cheryl A. Bachelder was our CEO and President. The material terms of the 2011 compensation for Ms. Bachelder were set by the Compensation Committee using the process described below. For compensation of the remaining executive officers, the CEO and chief human resources officer make recommendations to the Compensation Committee with respect to the performance of the executives and the appropriate compensation amounts for each executive. In making these recommendations, the CEO and chief human resources officer consider peer group data as described below as well as budgetary constraints and potential earnings impact. The Compensation Committee also considers a targeted total compensation amount at approximately the 50th percentile of peer companies. After setting base salary and target annual incentive award, the Compensation Committee determines the targeted value of equity compensation in order to achieve this targeted total compensation amount. The Compensation Committee considers the recommendations of the CEO and the chief human resources officer and the other considerations discussed above, and then approves the compensation for each of the executive officers.

Role of Compensation Consultant.    In 2011, the Compensation Committee engaged Aon Hewitt (“Aon Hewitt”) as its independent compensation consultant. Aon Hewitt did not provide any other services for the Company in 2011. Management did not engage a separate compensation consultant.

During 2011, Aon Hewitt provided data and assisted in formulating management’s recommendations to the Compensation Committee for their consideration in making final compensation decisions. Aon Hewitt consulted with management and the Compensation Committee on design recommendations, provided compensation trend and industry analyses, prepared tally sheets for a comprehensive view of current pay and outstanding equity awards, and attended some of the Compensation Committee meetings, and participated in discussions with members of the Compensation Committee.

Targeted Compensation Levels and Competitive Data.    To assist in understanding competitive compensation practices, our Compensation Committee reviewed competitive market data. The market data is compiled by Aon Hewitt using blended values from various data sources, including Aon Hewitt’s proprietary Total Compensation Measurement database, proxy statements for peer restaurant companies and information provided by the Chain Restaurant Compensation Association, or “CRCA.”

In November 2010, Aon Hewitt performed a total compensation study for our management team (including all named executive officers) using the data sources referenced above, and reviewed the results with the Compensation Committee. The peer restaurant companies were selected based on a combination of factors including annual revenues, similar business model, and the level of franchised operations. Regression analysis was used to account for revenue size differences within the peer group.

The peer group companies for Aon Hewitt’s market pay study were: Buffalo Wild Wings, Burger King Holdings, CKE Restaurants, Denny’s Corp., Dine Equity, Domino’s Pizza, Famous Dave’s of America, McDonald’s, Panera Bread Company, Sonic Corporation, Wendy’s/Arby’s Group, and YUM! Brands.

The CRCA works in partnership with the Hay Group to provide industry specific compensation information for the association’s members. In 2011, 96 organizations were included in the 2011 CRCA survey, including 41 organizations in the QSR industry. The Compensation Committee does not have input into those companies participating in the CRCA survey. The data was reviewed to provide the Committee with a general understanding of the current compensation practices in the restaurant industry. The following table lists the 41 organizations plus affiliates in the QSR industry included in the CRCA data:

Organization Name	Organization Name	Organization Name
Popeyes Louisiana Kitchen	Manhattan Bagel	Pei Wei
Boddie-Noell Enterprises	Noah Restaurants	D’Angelo
(a Hardee’s Franchisee)	El Pollo Loco	Papa Gino’s
BoJangles’ Restaurants	Fazoli’s	Papa John’s International
Burger King	Little Caesar Enterprises	Raising Cane’s Restaurants
Caribou Coffee	Illitch Holdings	Sonic Restaurants
CBC Restaurants	(Little Caesar — Corporate)	Starbucks
(Corner Bakery Café)	In-N-Out Burger	Taco John’s International
Checkers Drive-In Restaurants	International Dairy Queen	Tim Hortons
Carl’s Jr.	Jack in the Box	Arby’s
Hardee’s	Qdoba Restaurant Group	Wendy’s
Domino’s Pizza	Jamba	Whataburger
Donato’s Pizzeria	Jollibee Foods — Corporate	White Castle System
Burger King	Krispy Kreme Doughnuts	KFC
Dunkin’ Brands — Corporate	Krystal	Long John Silver’s
Duke and King Acquisition	McDonald’s	Pizza Hut
(a Popeyes and Burger King Franchisee)	NPC International	Taco Bell
Baskin-Robbins	Pizza Hut	Universal Parks & Resorts — Quick
Dunkin’ Donuts	Panda Express	Service
Einstein Brothers Bagels	Panda Inn

Similar to prior years, the Compensation Committee evaluated a blended approach of CRCA data and peer restaurant company data to account for the various organizational and size differences in the restaurant industry. The differences include annual revenues, the percentage of an organization’s restaurants that are company-operated or franchised, the restaurant system’s operating complexities, and the number of restaurants in each system. Our Compensation Committee evaluated this data and other materials provided to them as part of their process in making decisions regarding compensation for 2011.

Consideration of “Say on Pay” and “Say When on Pay” Voting Results.    The Compensation Committee considered the results of the shareholder “say on pay vote” at our 2011 annual meeting of shareholders in making compensation decisions for 2011. Because over 94% of votes cast approved our compensation program as described in our 2011 proxy statement, the Compensation Committee believes that shareholders support our compensation policies and programs. Therefore, the Compensation Committee continued to apply the same principles in determining the amounts and types of executive compensation for 2011.

The Compensation Committee and the Board considered the results of the shareholder “say when on pay” vote at our 2011 annual meeting of shareholders in adopting a frequency policy for future say on pay votes. Our Board recommended an annual frequency for the say on pay vote, and a substantial majority (over 94%) of votes cast by shareholders supported the Board’s recommendation. Therefore, the Board adopted an annual frequency policy.

Total Compensation Allocation.    Under the compensation structure designed by the Compensation Committee, the mix of base salary, annual cash incentive awards and long-term equity incentive awards varies depending upon job responsibility with a greater emphasis on incentive compensation for the most senior executives. The Compensation Committee believes that the compensation of our named executive officers and other senior officers — the levels of management having the greatest ability to influence our performance — should have a significant performance-based component, which historically has been achieved through compensation opportunities tied to EBITDA (as defined below), stock price performance, and other corporate performance metrics described in further detail below.

Base Salaries.    The Compensation Committee determines base salaries for the CEO and other named executive officers and members of senior management based on a combination of competitive market data and the individual performance of the specific individual officer. When appropriate, the Compensation Committee also will take into account the Company’s performance in establishing base salaries.

In November 2010, the meeting at which the Compensation Committee typically reviews base salaries, the Compensation Committee reviewed the competitive data provided by Aon Hewitt, as well as a review of job performance and internal equity considerations, and approved the base salaries for 2011. Certain officers received raises after consideration of the factors set forth above, along with other factors, including expanded roles and retention purposes.

Name	Title	2010 Base Salary	2011 Base Salary
Cheryl A. Bachelder	Chief Executive Officer	$650,000	$675,000
Ralph Bower	President — U.S.	$275,000	$300,000
H. Melville Hope, III	Chief Financial Officer	$320,000	$320,000
Harold M. Cohen	Senior Vice President — Legal Affairs, General Counsel and Secretary	$280,000	$288,000
Richard H. Lynch	Chief Global Brand Officer	$300,000	$300,000

Annual Incentive Awards.    The Compensation Committee awards cash incentives based upon satisfaction of company financial and/or business plan metrics. At the end of each fiscal year, our Compensation Committee adopts an annual cash incentive plan for the coming fiscal year, which we refer to as the Incentive Plan. The Compensation Committee sets all Incentive Plan metrics, goals and weights and determines the amount of target incentives for our named executive officers and other participants. Members of our management, including the CEO, CFO, General Counsel, and our chief human resources officer assist the Compensation Committee with the implementation and administration of the Incentive Plan. The formula set by the Compensation Committee for determining cash incentives under the 2011 Incentive Plan was:

Funding % × Annual Incentive Opportunity × Individual Plan Goals Achieved = Annual Cash Incentive Payment

Funding.    The Incentive Plan is funded based on a metric of earnings before interest, taxes, depreciation and amortization, or EBITDA. The Compensation Committee selected this metric because it believes EBITDA is a common and accepted measure of operating cash flow. The Compensation Committee also believes EBITDA growth influences the growth of our share value, and is therefore directly correlated with the interests of our shareholders. The Compensation Committee sets the target Company EBITDA measure so that it matches our internal budget as approved by the Board of Directors. We must achieve a minimum of 95% of the target Company EBITDA for any cash incentives to be paid. Once the 95% threshold has been met, the Incentive Plan funding increases pursuant to an established scale. The following chart shows the performance / funding scale for the 2011 Incentive Plan:

Achievement of Company EBITDA Target	Funding %	Increase
less than 95%	0%	—
95 - 100%	50 - 100%	Opportunity increases 10% for every 1% of performance up to 100%
101 - 110%	103 - 130%	Opportunity increases 3% for every 1% of performance beginning at 101%

Funding for cash incentives under the Incentive Plan is determined on an annual basis for all executive officers.

Individual Opportunities.    The Compensation Committee sets a specific dollar target amount as the annual cash incentive opportunity for each participant, which is based on a percentage of the executive’s base salary. The Compensation Committee determines annual cash incentive opportunity for the named executive officers and members of senior management based on a combination of competitive market data and individual performance. These targets are approved by the Compensation Committee on an annual basis and the targeted amount for 2011 was approximately the 50th percentile of peer companies. The respective cash incentive opportunities of our named executive officers in 2011 were as follows:

Name	Annual Cash Incentive Opportunity	Equivalent $ Target Amount
Cheryl A. Bachelder	100% of Base Salary	$675,000
Ralph Bower	60% of Base Salary	$180,000
H. Melville Hope, III	60% of Base Salary	$192,000
Harold M. Cohen	60% of Base Salary	$172,800
Richard H. Lynch	60% of Base Salary	$180,000

Financial Goals and Weighting.    The Compensation Committee sets incentive plan goals which tie to key company performance metrics. The 2011 Incentive Plan included the following bonus plan goals weighted as follows for each of our named executive officers:

Name	System- Wide EBITDA	System- Wide Openings	System- Wide Comparable Sales	Domestic Comparable Sales	Total
Cheryl A. Bachelder	60%	20%	20%	—	100%
Ralph Bower	60%	20%	20%	—	100%
H. Melville Hope, III	60%	20%	20%	—	100%
Harold M. Cohen	60%	20%	20%	—	100%
Richard H. Lynch	60%	—	—	40%	100%

The targeted annual system-wide EBITDA amount under the 2011 Incentive Plan was $44.3 million. We achieved Operating EBITDA of $45.4 million, or 102% of the target amount. Therefore, the system-wide EBITDA element of the Incentive Plan was funded at 106%. The targeted annual system-wide comparable sales for 2011 was an increase of 2.1%, and the targeted domestic comparable sales for 2011 was 2.0%. We achieved an increase in system-wide and domestic comparable sales goals of 3.1% and 3.0%, respectively, therefore those elements of the Incentive Plan were funded at 100% of the targeted amount. However, we did not achieve our full target for system-wide openings of 141 restaurants as we opened 140 restaurants system-wide. Accordingly, Ms. Bachelder and Messrs. Bower, Hope and Cohen did not earn their full target award and were paid a prorated share of their annual cash incentive opportunity. Mr. Lynch earned an incentive amount slightly above his target because his opportunity is not impacted by system-wide openings. The following table sets forth the target award amounts and the actual amounts earned by each of the named executive officers:

Name	Target Incentive Award ($)	Actual Incentive Award Earned ($)
Cheryl A. Bachelder	675,000	615,600
Ralph Bower	180,000	164,160
H. Melville Hope, III	192,000	175,104
Harold M. Cohen	172,800	157,594
Richard H. Lynch	180,000	190,800

Long-Term Equity Incentive Awards.    Beginning in 2009, our Compensation Committee worked closely with Aon Hewitt to enhance the performance orientation of our long-term incentive program. The Company granted both stock options and performance shares in 2009, and continued that approach in 2010 and 2011.

The Compensation Committee’s practice is to determine the appropriate dollar amount of long-term incentive compensation and grant a blend of stock options and performance shares that have a grant date fair market value equal to that amount. The Compensation Committee determines the dollar value of the equity compensation for the named executive officers and members of senior management based on a combination of competitive market data and individual performance. In making its decisions, our Compensation Committee considers equity awards made on a historical basis and management’s recommendations with respect to our current business needs. The Compensation Committee targeted the amounts to be in approximately the 50th percentile of peer companies.

Long-Term Incentive Plan.    In August 2009, the Compensation Committee approved a new long-term incentive plan consisting of stock options and performance shares designed to attract, motivate and retain key management talent. The primary objectives of the long-term incentive plan are to:

•	align management’s interest with shareholders’ interests;

•	encourage Company performance, with a focus on EBITDA as our measure of success; and

•	be competitive with other programs and opportunities within our industry.

The long term incentive plan design consists of a total opportunity made up of 35% stock options and 65% performance shares. Stock options granted under the long term incentive plan vest one-third per year, commencing one year after the grant date. The stock options have value only if our stock price increases over time.

Performance shares are granted for a three-year performance period and are divided into three equal tranches that are earned annually based on EBITDA performance. To further enhance the long-term nature of the program, the performance shares are not vested and paid until the completion of the entire three year performance period. For example, 2011 grants are earned based on 2011 EBITDA performance, but do not vest until the end of the 2011-2013 performance period. The Compensation Committee believes that sustained successful EBITDA achievement will result in a higher stock price for our shareholders. The EBITDA performance target is set by our Compensation Committee on an annual basis. Performance shares may be earned annually according to the same scale as the Incentive Plan discussed above. We must achieve a minimum of 95% of the target EBITDA for each fiscal year for any shares to be earned. The following chart shows the performance/granting scale for the performance shares under the long term incentive plan:

Achievement of Company EBITDA Target	Granting %	Increase
Less than 95%	0%	—
95 - 100%	50 - 100%	Opportunity increases 10% for every 1% of performance up to 100%
101 - 110%	103 - 130%	Opportunity increases 3% for every 1% of performance beginning at 101%

The equity awards made in 2011 to our named executive officers under the long term incentive plan are set forth below.

Name	Number of Stock Options Granted (35% of Total LTIP Value) (#)	Stock Option Exercise Price ($)	Target Number of Performance Shares Granted in 2011 (65% of Total LTIP Value over Three-Year Period) (#)(1)
Cheryl A. Bachelder	38,810	14.97	55,179
Ralph Bower	4,730	14.97	6,858
H. Melville Hope, III	6,260	14.97	7,338
Harold M. Cohen	4,730	14.97	6,858
Richard H. Lynch	4,730	14.97	6,858

(1)	The amount of performance shares shown in this column represents the sum of the third tranche of the 2009-2011 performance period (one-third of the total award), the second tranche of the 2010-2012 performance period (one-third of the total award), and the first tranche of the 2011-2013 performance period (one-third of the total award). The performance shares granted in 2009, 2010 and 2011 were earned based on 2009, 2010 and 2011 EBITDA performance, respectively. However, earned shares are not vested and paid until the completion of each of the full three-year performance periods.

During fiscal 2011, the named executive officers were granted the third tranche of the 2009-2011 performance period, the second tranche of the 2010-2011 performance period, and the first tranche of the 2011-2013 performance period.

2012 Changes to the Long-Term Incentive Plan.    In February of 2012, the Compensation Committee approved certain revisions to the design of the long-term incentive plan. The grant values continue to be a blend of 35% stock options and 65% performance shares to meet a targeted dollar amount. However, effective with grants made in 2012, the performance period changed from a one year performance period with additional vesting requirements to a three year performance period. Performance measures changed from an annual EBITDA performance to a three year cumulative EBITDA performance, with an adjustment for three year total shareholder return performance against other restaurant companies. The total number of performance shares earned may be increased or decreased by ten percent (10%) based on the Company’s total shareholder return relative to a peer group during the same three year measurement period. Additionally, the maximum performance requirement was changed from 110% of target to 120% of target, and the maximum payout opportunity for achieving maximum performance was changed from 130% of target to 200% of target. The following chart shows the performance/granting scale for the performance shares under the long term incentive plan beginning in 2012:

Achievement of Company EBITDA Target	Granting %	Increase
Less than 95%	0%	—
95 - 100%	50 - 100%	Opportunity increases 10% for every 1% of performance up to 100%
101 - 120%	105 - 200%	Opportunity increases 5% for every 1% of performance beginning at 101%

The changes to the 2012 long term incentive plan are intended to encourage a longer-term performance orientation. The Compensation Committee reviewed peer data and determined that many peer companies utilize a long-term performance plan and a total shareholder return modifier. The same peer group also offers its employees similar maximum share opportunities. The Compensation Committee believes that the revisions to the design elements of the long term incentive plan will motivate exceptional performance by our management team, and continue to attract and retain top talent with rewards linked to results that align with our shareholders. It is anticipated that the remaining 2010 and 2011 tranches from the prior plan design will be granted in 2012 and 2013.

Equity Compensation Grant Practices.    Stock options are awarded at the price of our stock on the date of the grant. It is the intention of the Compensation Committee to approve grants under the long term incentive plan at a committee meeting in the first quarter of our fiscal year in order to maximize the motivational value associated with the awards and to comply with Section 162(m) tax deductibility standards. Share awards are typically approved by the Compensation Committee with a grant date to coincide with a common anniversary of prior grants, and the grant amounts are determined by taking a dollar value approved by the Compensation Committee and dividing that dollar value by the average share price of the Company’s common stock over the 30-day period immediately preceding the grant date.

Retirement and Deferred Compensation Plans.    We maintain a 401(k) plan pursuant to which we may match a percentage of an employee’s contribution. We do not have a pension plan or a deferred compensation arrangement that covers the named executive officers or any other employees.

Perquisites and Other Benefits.    During 2011, we paid membership dues for our CEO to use a dining club near our corporate office complex for business guests. Our named executive officers were eligible to be reimbursed for an annual comprehensive medical examination otherwise not paid for by medical insurance. Our named executive officers also received the benefit of a Company paid life insurance policy having death benefits of five times the executive’s base salary.

Other than an enhanced disability benefit, members of senior management participate in our other benefit plans on the same terms as other employees. These plans include medical, dental and life insurance. Relocation benefits also are reimbursed from time to time, but are individually negotiated when they occur. In 2011, we did not pay any relocation benefits to the named executive officers.

Tax Considerations.    The Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code which limits the deductibility of executive compensation paid by publicly held corporations to $1 million per named executive officer, excluding the Chief Financial Officer. The $1 million limitation does not apply to compensation that qualifies as performance-based. The Compensation Committee intends to use performance-based compensation to minimize the effect of these tax deduction limits. Our annual and long-term incentive plans have been designed to qualify as performance-based compensation to meet the Section 162(m) requirements. Nevertheless, we believe that we must attract, retain and reward the executive talent necessary to maximize shareholder value and that the loss of a tax deduction may be necessary and appropriate in some circumstances.

Employment Agreements.    We have employment agreements with each of our named executive officers. Their employment agreements provide for base salary subject to annual adjustment by the Compensation Committee, an annual incentive award, participation in Company-sponsored broad-based and executive benefit plans and such other compensation as may be approved by the Board of Directors. Generally, our employment agreements have a term of one year, unless earlier terminated or otherwise renewed pursuant to the terms thereof and are automatically extended for successive one-year periods following the expiration of each term unless notice is given by the Company or the executive not to renew. Severance benefits, change in control provisions and other perquisites available under these employment agreements are described under the heading “Potential Payments Upon Termination or Change in Control”.

Change in Control.    The Compensation Committee believes that it is important to protect our named executive officers in the event of a change in control and a subsequent termination of their employment without cause or a material diminution of or change in responsibilities, duties or title, or a material reduction or change in pay and benefits. Further, it is our belief that the interests of our executives should be aligned with those of our shareholders. The Compensation Committee believes that providing change in control benefits should eliminate, or at least reduce, the reluctance of senior management to accept or maintain employment with us, or to pursue potential change in control transactions that may be in the best interests of shareholders. Our employment agreements provide for a “double trigger” for change in control — meaning that change in control benefits will only be paid (1) if there is a change in control (as defined in the employment agreement) and (2) within one year of the change in control, the employee’s employment is terminated without cause, or there is a material diminution of or change in the employee’s responsibilities, duties or title, or there is a material reduction or change in pay and benefits that is not part of a reduction in pay and benefits that applies to all of our executive officers. In the event that both triggers are satisfied, the employee may terminate his or her employment and receive the same severance he or she would have received upon a termination without cause.

Compensation Program Risk Assessment.    In 2011, the Compensation Committee, with the assistance of Aon Hewitt, conducted a comprehensive review of our compensation programs and policies. The Compensation Committee concluded that our compensation programs are not reasonably likely to have a material adverse effect on the Company.

Our compensation program provides a balanced mix of cash and equity, annual and long-term incentives, and stock price performance and internal financial performance metrics, all of which mitigates risk. Specific program features that mitigate risk include:

•	Using a combination of performance shares and stock options for equity awards balances risk incentives between stock price appreciation and internal financial performance;

•	Awards to executive officers are limited to a fixed maximum;

•

The performance goals under our annual and long-term incentive programs include Company-wide and division metrics which we believe encourage decision-making that is in the best long-term interest of shareholders;

•	Company-wide and division performance goals are reviewed and approved by the Board;

•	No single executive has complete and direct influence over any of the performance metrics;

•	The time based vesting over three years for our long-term incentive equity awards helps ensure that our executives’ long-term interests align with those of our shareholders; and

•	All named executive officers are subject to stock ownership guidelines.

Stock Ownership Guidelines.    In 2011, the Board adopted stock ownership guidelines that apply to the named executive officers and to members of our Board of Directors. The guidelines were implemented to further our expectation that each executive officer and director should maintain an ownership stake in our stock. The guidelines contemplate that each executive officer and director will maintain a targeted level of ownership. Our compensation programs are designed to support long-term stock ownership, which aligns the interests of our executive officers and directors with our shareholders.

Target ownership for the Chief Executive Officer is three times annual base salary, and for the other named executive officers is one times annual base salary. Executives have five years to achieve their ownership guideline, and the Committee will review the status of achievement annually. For purposes of calculating ownership under the guidelines, we include outright shares owned by the executive, deferred compensation plan shares, and restricted shares (post-tax). We do not include unearned performance shares or vested or unvested stock options. In addition, we require our executive officers to retain 33% of the net shares received from any equity-based awards, after deductions for taxes and exercise costs, until the ownership guidelines are met. Also, non-employee directors are required to retain all compensation paid in shares until termination of board service, and accumulate three times their annual retainer over the first five years of service.

2011 SUMMARY COMPENSATION TABLE

The following table includes information concerning 2009, 2010 and 2011 compensation for the CEO, the CFO and the three other executive officers with the highest total compensation calculated in accordance with SEC rules and regulations (the “named executive officers”).

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)

Cheryl A. Bachelder	2011	675,000	845,342	330,440	615,600	38,538	2,504,920
Chief Executive Officer	2010	650,000	471,000	335,697	613,600	33,540	2,103,837
	2009	650,000	687,240	278,757	566,800	128,317	2,311,114

Ralph Bower	2011	300,000	105,065	40,273	164,160	30,534	640,032
President — U.S.	2010	278,846	58,879	66,076	157,939	19,620	581,360
	2009	275,000	97,940	42,484	143,880	271,805	831,109

H. Melville Hope, III	2011	320,000	112,418	53,300	175,104	26,347	687,169
Chief Financial Officer	2010	314,808	58,879	42,279	181,248	25,251	622,465
	2009	290,000	97,940	35,109	139,084	20,999	583,132

Harold M. Cohen	2011	288,000	105,065	40,273	157,594	28,509	619,441
General Counsel	2010	281,231	58,879	42,279	159,289	24,951	566,629
	2009	280,000	97,940	35,109	134,288	22,663	570,000

Richard H. Lynch	2011	300,000	105,065	40,273	190,800	22,290	658,428
Chief Global Brand Officer	2010	300,000	58,879	63,678	212,400	18,972	653,929
	2009	300,000	97,940	42,059	196,200	14,791	650,990

(1)	Amounts in this column are calculated utilizing the grant date fair value of restricted stock under FASB ASC Topic 718. The grant date fair values of restricted stock awards are calculated using the Nasdaq Global Market closing price of our stock on the date of grant. With respect to the restricted performance shares granted subject to performance conditions, the grant date fair value is based on a 100% probability of meeting the target performance conditions. See Note 13 of the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 25, 2011, regarding assumptions underlying valuation of equity awards. An overview of the features of our performance share awards can be found in the “Compensation Discussion and Analysis” section above. For 2011, the maximum grant date fair value of the performance share grants in this column which have performance conditions and assuming the highest level of performance conditions will be achieved is equal to 130% of the respective target amounts. The maximum value that could be earned by each named executive officer under these awards is as follows:

Name	Value at Target ($)	Maximum Value (130% of Target) ($)
Cheryl A. Bachelder	845,342	1,098,945
Ralph Bower	105,065	136,585
H. Melville Hope, III	112,418	146,143
Harold M. Cohen	105,065	136,585
Richard H. Lynch	105,065	136,585

(2)	Amounts in this column are calculated utilizing the grant date fair value of stock options under FASB ASC Topic 718. The grant date fair value of option awards was estimated as of the date of grants using a Black-Scholes option-pricing model. See Note 13 of the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 25, 2011 regarding assumptions underlying valuation of equity awards. An overview of the features of our stock option awards can be found in the “Compensation Discussion and Analysis” section above.

(3)	The amounts in this column reflect the cash awards earned by the named individuals under the annual incentive plan. For information about the 2011 Incentive Plan, see “Annual Incentive Awards” in the “Compensation Discussion and Analysis” section above.

(4)	The amounts shown in this column for 2011 reflect the following components:

•	With respect to Ms. Bachelder, the amount of $2,028, for dues to use a dining club near our office building complex to entertain business guests.

•	With respect to Messrs. Bower, Hope and Cohen, the amounts of $2,263, $1,743, and $2,175, respectively, for the cost of an annual physical examination.

•

With respect to Ms. Bachelder, and Messrs. Bower, Hope, Cohen and Lynch, the amounts of $15,949, $6,758, $3,106, $3,896, and $2,916, respectively, for a Company paid life insurance policy having death benefits of five time the executive’s base salary.

•

With respect to Ms. Bachelder, and Messrs. Bower, Hope, Cohen and Lynch, the amounts of $6,125, $6,125, $4,900, $6,125, and $6,125, respectively, for matching contributions to each individual’s account in our 401(K) plan.

•

With respect to Ms. Bachelder, and Messrs. Bower, Hope, Cohen and Lynch, the amounts of $14,053, $15,253, $16,392, $16,178 and $12,862, respectively, for the amounts of our contributory share of the costs of each individual’s participation in our general benefit plans, including medical, dental, life and disability insurance plans.

•

With respect to Ms. Bachelder and Messrs. Bower, Hope, Cohen and Lynch, the amounts of $383, $135, $206, $135 and $387 respectively, for the costs to us for each individual’s participation in our group term life insurance policy.

GRANTS OF PLAN-BASED AWARDS IN FISCAL 2011

The following table sets forth certain information regarding potential payouts under the 2011 Incentive Plan and certain information regarding performance shares and stock options granted during the fiscal year ended December 25, 2011 to each of our named executive officers.

Name	Grant Date	Date of Comp. Comm. Action							All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/share)	Grant Date Fair Value of Stock and Option Awards ($)(4)

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Possible Payouts Under Equity Incentive Plan Awards(2)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Cheryl A. Bachelder			337,500	675,000	877,500
	4/5/11	3/2/11				9,926	19,853	25,808			304,148
	4/5/11	3/2/11				11,600	23,200	30,160			355,424
	4/5/11	3/2/11				6,063	12,126	15,763			185,770
	4/5/11	3/2/11							38,810	$14.97	330,440

Ralph Bower			90,000	180,000	234,000
	4/5/11	3/2/11				1,241	2,482	3,226			38,024
	4/5/11	3/2/11				1,450	2,900	3,770			44,428
	4/5/11	3/2/11				738	1,476	1,918			22,612
	4/5/11	3/2/11							4,730	$14.97	40,273

H. Melville Hope, III			96,000	192,000	249,600
	4/5/11	3/2/11				1,241	2,482	3,226			38,024
	4/5/11	3/2/11				1,450	2,900	3,770			44,428
	4/5/11	3/2/11				978	1,956	2,542			29,966
	4/5/11	3/2/11							6,260	$14.97	53,300

Harold M. Cohen			86,400	172,800	224,640
	4/5/11	3/2/11				1,241	2,482	3,226			38,024
	4/5/11	3/2/11				1,450	2,900	3,770			44,428
	4/5/11	3/2/11				738	1,476	1,918			22,612
	4/5/11	3/2/11							4,730	$14.97	40,273

Richard H. Lynch			90,000	180,000	234,000
	4/5/11	3/2/11				1,241	2,482	3,226			38,024
	4/5/11	3/2/11				1,450	2,900	3,770			44,428
	4/5/11	3/2/11				738	1,476	1,918			22,612
	4/5/11	3/2/11							4,730	$14.97	40,273

(1)	Reflects the threshold, target and maximum payment levels under the 2011 Incentive Plan. Actual amounts earned by our named executive officers are reported in the Non-Equity Incentive Plan Compensation column in the 2011 Summary Compensation Table. For information about the performance goals under the plan, see the Compensation Discussion and Analysis.

(2)	Reflects the threshold, target and maximum number of performance shares that would be payable if the 2011 performance criteria relating to the performance based restricted stock grants under the 2009, 2010 and 2011 long term incentive plans are met. The performance criteria necessary for vesting of these performance shares was achieved in 2011 and the performance shares for 2011 are now “earned”, meaning the amount of the awards for the 2011 performance period has been determined, but will not vest until the completion of the applicable three year performance period, and further provided the named executive officer remains employed as of the vesting date. For information about the performance criteria, see the Compensation Discussion and Analysis.

(3)	Reflects the number of stock options granted under the 2006 Stock Incentive Plan. The stock options vest over a three year period with 1/3 vesting on April 5, 2012, April 5, 2013, and April 5, 2014, respectively.

(4)	Reflects the grant date fair value of performance shares and stock options under FASB ASC Topic 718 granted to each of the named executive officers in 2011. With respect to the performance shares, the grant date fair value is based on a 100% probability of meeting the target performance conditions. The grant date fair value of option awards was estimated on the date of grant using a Black-Scholes option-pricing model. There can be no assurance that the grant date fair value of the restricted stock and option awards will ever be realized.

OUTSTANDING EQUITY AWARDS AT 2011 FISCAL YEAR-END

The following table includes information regarding the value of all unexercised options and restricted stock awards held by the named executive officers as of December 25, 2011.

	Option Awards								Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(57)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(57)
Cheryl A. Bachelder	200,000	(1)					12.81	11/01/17
					200,000	(2)	12.81	11/01/17
	43,932	(3)	21,968	(3)			8.30	08/31/19
	20,670		41,341	(4)			10.94	04/05/17
			38,810	(5)			14.97	04/05/18
									19,868	(6)	295,636
									25,288	(7)	376,285
									23,426	(8)	348,579
									27,376	(9)	407,355
												23,200	(10)	345,216
												19,853	(11)	295,413
												12,126	(12)	180,435
Ralph Bower	22,500	(13)	7,500	(13)			9.37	02/01/18
	12,500	(14)	6,250	(14)			9.37	02/01/18
	5,532	(15)	2,768	(15)			8.30	08/31/19
	2,603	(16)	5,207	(16)			10.94	04/05/17
			4,730	(17)			14.97	04/05/18
									2,968	(18)	44,164
									3,161	(19)	47,036
									2,928	(20)	43,569
									3,422	(21)	50,919
												2,900	(22)	43,152
												2,482	(23)	36,932
												1,476	(24)	21,963
H. Melville Hope, III	5,532	(25)	2,768	(25)			8.30	08/31/19
	2,603	(26)	5,207	(26)			10.94	04/05/17
			6,260	(27)			14.97	04/05/18
									2,968	(28)	44,164
									3,161	(29)	47,036
									2,928	(30)	43,569
									3,422	(31)	50,919
												2,900	(32)	43,152
												2,482	(33)	36,932
												1,956	(34)	29,105
Harold M. Cohen	5,532	(35)	2,768	(35)			8.30	08/31/19
	2,603	(36)	5,207	(36)			10.94	04/05/17
			4,730	(37)			14.97	04/05/18
									2,968	(38)	44,164
									3,161	(39)	47,036
									2,968	(40)	43,569
									3,422	(41)	50,919
												2,900	(42)	43,152
												2,482	(43)	36,932
												1,476	(44)	21,963
Richard H. Lynch	22,500	(45)	7,500	(45)			7.55	03/01/18
	10,000	(46)	5,000	(46)			7.55	03/01/18
	5,532	(47)	2,768	(47)			8.30	08/31/19
	2,603	(48)	5,207	(48)			10.94	04/05/18
			4,730	(49)			14.97	04/05/18
									2,968	(50)	44,164
									3,161	(51)	47,036
									2,928	(52)	43,569
									3,422	(53)	50,919
												2,900	(54)	43,152
												2,482	(55)	36,932
												1,476	(56)	21,963

(1)	The stock options under this grant vested in the amount of 50,000 on November 1, 2008, 50,000 on November 1, 2009, 50,000 on November 1, 2010 and 50,000 on November 1, 2011.

(2)	The performance stock options under this grant vested in the amount of 50,000 on November 1, 2008, 50,000 on November 1, 2009, 50,000 on November 1, 2010, and 50,000 on November 1, 2011. However, the stock options under this grant are only exercisable in the event we meet certain performance measure conditions related to achieving and maintaining various levels of stock price during the five year period after the grant date.

(3)	The stock options under this grant vested in the amount of 21,966 on August 31, 2010 and 21,966 on August 31, 2011. The remaining stock options under this grant vest in the amount of 21,968 on August 31, 2012.

(4)	The stock options under this grant vested in the amount of 20,670 on April 5, 2011. The remaining stock options under this grant vest in the amount of 20,670 on April 5, 2012, and 20,671 on April 5, 2013.

(5)	The stock options under this grant vest in the amount of 12,936 on April 5, 2012, 12,936 on April 5, 2013 and 12,938 on April 5, 2014

(6)	The restricted stock under this grant vested in the amount of 19,866 on August 31, 2010 and 19,866 on August 31, 2011. The remaining restricted stock under this grant vests in the amount of 19,868 on August 31, 2012.

(7)	The restricted stock under this grant was earned on March 10, 2010, as performance measure conditions were satisfied. The performance measure of 2009 EBITDA was achieved at 103% of target, therefore, this grant was earned at 109% of target, or 25,288 shares. The restricted stock shares under this grant vested on April 5, 2012 after completion of the three year measurement period ending after fiscal year 2011.

(8)	The restricted stock under this grant was earned on March 9, 2011, as performance measure conditions were satisfied. The performance measure of 2010 EBITDA was achieved at 106% of target, therefore, this grant was earned at 118% of target, or 23,426 shares. The restricted stock shares under this grant vested on April 5, 2012, after completion of the three year measurement period ended after fiscal year 2011.

(9)	The restricted stock under this grant was earned on March 9, 2011, as performance measure conditions were satisfied. The performance measure of 2010 EBITDA was achieved at 106% of target, therefore, this grant was earned at 118% of target, or 27,376 shares. However the restricted stock shares under this grant only vest if the recipient continuously remains an employee of the Company through the three year measurement period ending after fiscal year 2011.

(10)	The restricted stock under this grant was earned on March 7, 2012, as performance measure conditions were satisfied. The performance measure of 2011 EBITDA was achieved at 102% of target, therefore, this grant was earned at 106% of target, or 24,592 shares. However the restricted stock shares under this grant only vest if the recipient continuously remains an employee of the Company through the three year measurement period ending after fiscal year 2011.

(11)	The restricted stock under this grant was earned on March 7, 2012, as performance measure conditions were satisfied. The performance measure of 2011 EBITDA was achieved at 102% of target, therefore, this grant was earned at 106% of target, or 21,044 shares. However the restricted stock shares under this grant only vest if the recipient continuously remains an employee of the Company through the three year measurement period ending after fiscal year 2012.

(12)	The restricted stock under this grant was earned on March 7, 2012, as performance measure conditions were satisfied. The performance measure of 2011 EBITDA was achieved at 102% of target, therefore, this grant was earned at 106% of target, or 12,853 shares. However the restricted stock shares under this grant only vest if the recipient continuously remains an employee of the Company through the three year measurement period ending after fiscal year 2013.

(13)	The stock options under this grant vested in the amount of 7,500 on February 1, 2009, 7,500 on February 1, 2010, and 7,500 on February 1, 2011. The remaining stock options under this grant vest in the amount of 7,500 on February 1, 2012.

(14)	The performance stock options under this grant were forfeited in the amount of 6,250 on February 1, 2009 due to failure to meet performance measure conditions related to an increase in 2008 domestic comparable sales. The amount of 6,250 options vested on February 1, 2010, February 1, 2011 and February 1, 2012, respectively, as performance measure conditions related to an increase in 2009, 2010 and 2011 domestic comparable sales were satisfied.

(15)	The stock options under this grant vested in the amount of 2,766 on August 31, 2010 and 2,766 on August 31, 2011. The remaining stock options under this grant vest in the amount of 2,768 on August 31, 2012.

(16)	The stock options under this grant vested in the amount of 2,603 on April 5, 2011. The remaining stock options under this grant vest in the amount of 2,603 on April 5, 2012, and 2,604 on April 5, 2013.

(17)	The stock options under this grant vest in the amount of 1,576 on April 5, 2012, 1,576 on April 5, 2013, and 1,578 on April 5, 2014.

(18)	The restricted stock under this grant vested in the amount of 2,966 on August 31, 2010 and 2,966 on August 31, 2011. The remaining restricted stock under this grant vests in the amount of 2,968 on August 31, 2012.

(19)	The restricted stock under this grant was earned on March 10, 2010, as performance measure conditions were satisfied. The performance measure of 2009 EBITDA was achieved at 103% of target, therefore, this grant was earned at 109% of target, or 3,161 shares. However, the restricted stock shares under this grant only vest if the recipient continuously remains an employee of the Company through the three year measurement period ending after fiscal year 2011.

(20)	The restricted stock under this grant was earned on March 9, 2011, as performance measure conditions were satisfied. The performance measure of 2010 EBITDA was achieved at 106% of target, therefore, this grant was earned at 118% of target, or 2,928 shares. However, the restricted stock shares under this grant only vest if the recipient continuously remains an employee of the Company through the three year measurement period ending after fiscal year 2012.

(21)	The restricted stock under this grant was earned on March 9, 2011, as performance measure conditions were satisfied. The performance measure of 2010 EBITDA was achieved at 106% of target, therefore, this grant was earned at 118% of target, or 3,422 shares. However, the restricted stock shares under this grant only vest if the recipient continuously remains an employee of the Company through the three year measurement period ending after fiscal year 2011.

(22)	The restricted stock under this grant was earned on March 7, 2012, as performance measure conditions were satisfied. The performance measure of 2011 EBITDA was achieved at 102% of target, therefore, this grant was earned at 106% of target, or 3,074 shares. However the restricted stock shares under this grant only vest if the recipient continuously remains an employee of the Company through the three year measurement period ending after fiscal year 2011.

(23)	The restricted stock under this grant was earned on March 7, 2012, as performance measure conditions were satisfied. The performance measure of 2011 EBITDA was achieved at 102% of target, therefore, this grant was earned at 106% of target, or 2,630 shares. However the restricted stock shares under this grant only vest if the recipient continuously remains an employee of the Company through the three year measurement period ending after fiscal year 2012.

(24)	The restricted stock under this grant was earned on March 7, 2012, as performance measure conditions were satisfied. The performance measure of 2011 EBITDA was achieved at 102% of target, therefore, this grant was earned at 106% of target, or 1,564 shares. However the restricted stock shares under this grant only vest if the recipient continuously remains an employee of the Company through the three year measurement period ending after fiscal year 2013.

(25)	The stock options under this grant vested in the amount of 2,766 on August 31, 2010, and 2,766 on August 31, 2011. The remaining stock options under this grant vest in the amount of 2,768 on August 31, 2012.

(26)	The stock options under this grant vested in the amount of 2,603 on April 5, 2011. The remaining stock options under this grant vest in the amount of 2,603 on April 5, 2012, and 2,604 on April 5, 2013.

(27)	The stock options under this grant vest in the amount of 2,086 on April 5, 2012, 2,086 on April 5, 2013, and 2,088 on April 5, 2013.

(28)	The restricted stock under this grant vested in the amount of 2,966 on August 31, 2010, and 2,966 on August 31, 2011. The remaining restricted stock under this grant vests in the amount of 2,968 on August 31, 2012.

(29)	The restricted stock under this grant was earned on March 10, 2010, as performance measure conditions were satisfied. The performance measure of 2009 EBITDA was achieved at 103% of target, therefore, this grant was earned at 109% of target, or 3,161 shares. However, the restricted stock shares under this grant only vest if the recipient continuously remains an employee of the Company through the three year measurement period ending after fiscal year 2011.

(30)	The restricted stock under this grant was earned on March 9, 2011, as performance measure conditions were satisfied. The performance measure of 2010 EBITDA was achieved at 106% of target, therefore, this grant was earned at 118% of target, or 2,928 shares. However, the restricted stock shares under this grant only vest if the recipient continuously remains an employee of the Company through the three year measurement period ending after fiscal year 2012.

(31)	The restricted stock under this grant was earned on March 9, 2011, as performance measure conditions were satisfied. The performance measure of 2010 EBITDA was achieved at 106% of target, therefore, this grant was earned at 118% of target, or 3,422 shares. However, the restricted stock shares under this grant only vest if the recipient continuously remains an employee of the Company through the three year measurement period ending after fiscal year 2011.

(32)	The restricted stock under this grant was earned on March 7, 2012, as performance measure conditions were satisfied. The performance measure of 2011 EBITDA was achieved at 102% of target, therefore, this grant was earned at 106% of target, or 3,074 shares. However, the restricted stock shares under this grant only vest if the recipient continuously remains an employee of the Company through the three year measurement period ending after fiscal year 2011.

(33)	The restricted stock under this grant was earned on March 7, 2012, as performance measure conditions were satisfied. The performance measure of 2011 EBITDA was achieved at 102% of target, therefore, this grant was earned at 106% of target, or 2,630 shares. However, the restricted stock shares under this grant only vest if the recipient continuously remains an employee of the Company through the three year measurement period ending after fiscal year 2012.

(34)	The restricted stock under this grant was earned on March 7, 2012, as performance measure conditions were satisfied. The performance measure of 2011 EBITDA was achieved at 102% of target, therefore, this grant was earned at 106% of target, or 1,564 shares. However, the restricted stock shares under this grant only vest if the recipient continuously remains an employee of the Company through the three year measurement period ending after fiscal year 2013.

(35)	The stock options under this grant vested in the amount of 2,766 on August 31, 2010 and 2,766 on August 31, 2011. The remaining stock options under this grant vest in the amount of 2,768 on August 31, 2012.

(36)	The stock options under this grant vested in the amount of 2,603 on April 5, 2011. The remaining stock options under this grant vest in the amount of 2,603 on April 5, 2012, and 2,604 on April 5, 2013.

(37)	The stock options under this grant vest in the amount of 1,576 on April 5, 2012, 1,576 on April 5, 2013, and 1,578 on April 5, 2014.

(38)	The restricted stock under this grant vested in the amount of 2,966 on August 31, 2010, and 2,966 on August 31, 2011. The remaining restricted stock under this grant vests in the amount of 2,968 on August 31, 2012.

(39)	The restricted stock under this grant was earned on March 10, 2010, as performance measure conditions were satisfied. The performance measure of 2009 EBITDA was achieved at 103% of target, therefore, this grant was earned at 109% of target, or 3,161 shares. However, the restricted stock shares under this grant only vest if the recipient continuously remains an employee of the Company through the three year measurement period ending after fiscal year 2011.

(40)	The restricted stock under this grant was earned on March 9, 2011, as performance measure conditions were satisfied. The performance measure of 2010 EBITDA was achieved at 106% of target, therefore, this grant was earned at 118% of target, or 2,928 shares. However, the restricted stock shares under this grant only vest if the recipient continuously remains an employee of the Company through the three year measurement period ending after fiscal year 2012.

(41)	The restricted stock under this grant was earned on March 9, 2011, as performance measure conditions were satisfied. The performance measure of 2010 EBITDA was achieved at 106% of target, therefore, this grant was earned at 118% of target, or 3,422 shares. However, the restricted stock shares under this grant only vest if the recipient continuously remains an employee of the Company through the three year measurement period ending after fiscal year 2011.

(42)	The restricted stock under this grant was earned on March 7, 2012, as performance measure conditions were satisfied. The performance measure of 2011 EBITDA was achieved at 102% of target, therefore, this grant was earned at 106% of target, or 3,074 shares. However, the restricted stock shares under this grant only vest if the recipient continuously remains an employee of the Company through the three year measurement period ending after fiscal year 2011.

(43)	The restricted stock under this grant was earned on March 7, 2012, as performance measure conditions were satisfied. The performance measure of 2011 EBITDA was achieved at 102% of target, therefore, this grant was earned at 106% of target, or 2,630 shares. However, the restricted stock shares under this grant only vest if the recipient continuously remains an employee of the Company through the three year measurement period ending after fiscal year 2012.

(44)	The restricted stock under this grant was earned on March 7, 2012, as performance measure conditions were satisfied. The performance measure of 2011 EBITDA was achieved at 102% of target, therefore, this grant was earned at 106% of target, or 1,564 shares. However, the restricted stock shares under this grant only vest if the recipient continuously remains an employee of the Company through the three year measurement period ending after fiscal year 2013.

(45)	The stock options under this grant vested in the amount of 7,500 on March 1, 2009, 7,500 on March 1, 2010, and 7,500 on March 1, 2011. The remaining stock options under this grant vest in the amount of 7,500 on March 1, 2012.

(46)	The performance stock options under this grant were forfeited in the amount of 5,000 on March 1, 2009 due to failure to meet performance measure conditions of 2008 domestic comparable sales. The amount of 5,000 options vested on March 1, 2010, March 1, 2011, and March 1, 2012, respectively, as performance measure conditions of 2009, 2010 and 2011 domestic comparable sales were satisfied.

(47)	The stock options under this grant vested in the amount of 2,766 on August 31, 2010, and 2,766 on August 31, 2011. The remaining stock options under this grant vest in the amount of 2,768 on August 31, 2012.

(48)	The stock options under this grant vested in the amount of 2,603 on April 5, 2011. The remaining stock options under this grant vest in the amount of 2,603 on April 5, 2012, and 2,604 on April 5, 2013.

(49)	The stock options under this grant vest in the amount of 1,576 on April 5, 2012, 1,576 on April 5, 2013, and 1,578 on April 5, 2014.

(50)	The restricted stock under this grant vested in the amount of 2,966 on August 31, 2010, and 2,966 on August 31, 2011. The remaining restricted stock under this grant vests in the amount of 2,968 on August 31, 2012.

(51)	The restricted stock under this grant was earned on March 10, 2010, as performance measure conditions were satisfied. The performance measure of 2009 EBITDA was achieved at 103% of target, therefore, this grant was earned at 109% of target, or 3,161 shares. However, the restricted stock shares under this grant only vest if the recipient continuously remains an employee of the Company through the three year measurement period ending after fiscal year 2011.

(52)	The restricted stock under this grant was earned on March 9, 2011, as performance measure conditions were satisfied. The performance measure of 2010 EBITDA was achieved at 106% of target, therefore, this grant was earned at 118% of target, or 2,928 shares. However, the restricted stock shares under this grant only vest if the recipient continuously remains an employee of the Company through the three year measurement period ending after fiscal year 2012.

(53)	The restricted stock under this grant was earned on March 9, 2011, as performance measure conditions were satisfied. The performance measure of 2010 EBITDA was achieved at 106% of target, therefore, this grant was earned at 118% of target, or 3,422 shares. However, the restricted stock shares under this grant only vest if the recipient continuously remains an employee of the Company through the three year measurement period ending after fiscal year 2011.

(54)	The restricted stock under this grant was earned on March 7, 2012, as performance measure conditions were satisfied. The performance measure of 2011 EBITDA was achieved at 102% of target, therefore, this grant was earned at 106% of target, or 3,074 shares. However, the restricted stock shares under this grant only vest if the recipient continuously remains an employee of the Company through the three year measurement period ending after fiscal year 2011.

(55)	The restricted stock under this grant was earned on March 7, 2012, as performance measure conditions were satisfied. The performance measure of 2011 EBITDA was achieved at 102% of target, therefore, this grant was earned at 106% of target, or 2,630 shares. However, the restricted stock shares under this grant only vest if the recipient continuously remains an employee of the Company through the three year measurement period ending after fiscal year 2012.

(56)	The restricted stock under this grant was earned on March 7, 2012, as performance measure conditions were satisfied. The performance measure of 2011 EBITDA was achieved at 102% of target, therefore, this grant was earned at 106% of target, or 1,564 shares. However, the restricted stock shares under this grant only vest if the recipient continuously remains an employee of the Company through the three year measurement period ending after fiscal year 2013.

(57)	The figures in these columns were calculated using the closing price of our stock on the last business day of fiscal 2011 in the amount of $14.88 multiplied by the number of restricted stock shares or performance shares that were not vested on December 25, 2011.

OPTION EXERCISES AND STOCK VESTED IN 2011

The following table includes information regarding exercises of stock options and restricted stock that vested during 2011 for the named executive officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Cheryl A. Bachelder	—	—	19,867	258,072
Ralph Bower	—	—	2,967	38,541
H. Melville Hope, III	—	—	2,967	38,541
Harold M. Cohen	—	—	2,967	38,541
Richard H. Lynch	—	—	2,967	38,541

(1)	Restricted stock vested on August 31, 2011. The closing market price of our common stock on August 31, 2011, the date of the vesting of the restricted stock, was $12.99 per share.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Our Compensation Committee believes that companies should provide reasonable severance benefits to employees, and that it is necessary to provide these benefits in order to retain our management. With respect to senior management, these severance benefits are intended to reflect the fact that it may be difficult for employees at the senior level to find comparable employment within a short period of time.

As of the end of our fiscal year 2011, we had employment agreements with our named executive officers that provide for defined severance benefits upon the occurrence of certain employment termination events including death, disability, termination without cause and termination as a result of a change of control which is discussed further below.

Where the termination is without “cause,” these employment agreements provide for benefits equal to (a) two years of base salary and targeted incentive award and a pro rata portion of the target incentive award in the year of termination in the cases of our CEO and General Counsel, (b) one and one half year of base salary and targeted incentive award and a pro rata portion of the target incentive award in the year of termination in the case of our CFO, and (c) one year of base salary and targeted incentive award and a pro rata portion of the target incentive award in the year of termination in the cases of our President — U.S. and Chief Global Brand Officer. These employment agreements also provide that we accelerate unvested rights under any equity grants. The benefits described above are conditioned upon the delivery of a general release in favor of the Company.

Where the termination is for “cause” or voluntary on the part of any member of senior management, our employment agreements do not provide for severance benefits and there is no acceleration of any unvested rights under any equity grants. We consider early retirement a voluntary termination for these purposes and our employment agreements do not provide for severance benefits and there is no acceleration of any unvested rights under any equity grants in this event. For our executives, “cause” will be deemed to exist where the individual commits fraud or is convicted of a crime involving moral turpitude, has been guilty of gross neglect or gross misconduct resulting in harm to us, failed to materially comply with our policies or shall have refused to follow or comply with our policies or the duly promulgated directives of the Board of Directors, breached a covenant not to disclose proprietary or confidential information, non-disparagement, or non-solicitation, or otherwise materially breaches the terms of employment with us.

For purposes of these benefits, a change in control is deemed to occur, in general, if there is dissolution or liquidation of the Company, or reorganization, merger or consolidation which results in new owners of over 50% of our outstanding shares, or a disposition of all or substantially all of our assets.

The following table reflects the amounts that would be payable to each of the named executive officers in the event of a change in control and certain subsequent termination events triggering payments, involuntary not-for-cause termination, and in the event of death or disability. The amounts shown assume that such termination, death or disability was effective as of December 25, 2011. Our closing stock price on December 25, 2011 was $14.88.

Name	Base Salary ($)	Annual Incentives ($)	Stock Options (unvested and accelerated) ($)	Stock Awards (unvested and accelerated) ($)(1)	Career Planning ($)(2)	Estimated Tax Gross-Up $(3)	Total ($)

Cheryl A. Bachelder
Change in Control	1,350,000	1,350,000	307,433	2,248,919	—	1,369,876	6,626,228
Termination Without Cause	1,350,000	1,350,000	307,433	2,248,919	15,000	—	5,271,352
Death	—	675,000	—	—	—	—	675,000
Disability	—	675,000	—	—	—	—	675,000

Ralph Bower
Change in Control	300,000	180,000	114,491	287,735	—	—	882,226
Termination Without Cause	300,000	180,000	114,491	287,735	15,000	—	897,226
Death	—	180,000	—	—	—	—	180,000
Disability	—	180,000	—	—	—	—	180,000

H. Melville Hope, III
Change in Control	480,000	288,000	38,728	294,877	—	—	1,101,605
Termination Without Cause	480,000	288,000	38,728	294,877	15,000	—	1,116,605
Death	—	192,000	—	—	—	—	192,000
Disability	—	192,000	—	—	—	—	192,000

Harold M. Cohen
Change in Control	576,000	345,600	38,728	287,735	—	—	1,248,063
Termination Without Cause	576,000	345,600	38,728	287,735	15,000	—	1,263,063
Death	—	172,800	—	—	—	—	172,800
Disability	—	172,800	—	—	—	—	172,800

Richard H. Lynch
Change in Control	300,000	180,000	130,353	287,735	—	—	898,088
Termination Without Cause	300,000	180,000	130,353	287,735	15,000	—	913,088
Death	—	180,000	—	—	—	—	180,000
Disability	—	180,000	—	—	—	—	180,000

(1)	Assumes unvested time based stock options and restricted stock, and performance shares for which performance goals have been established, would accelerate and vest upon a change in control or upon a termination without cause. Pursuant to the terms of Ms. Bachelder’s employment agreement, there is no acceleration of the 200,000 performance stock options with vesting conditions upon performance measure conditions related to achieving and maintaining various levels of stock price during the five year period after the original grant date. For purposes of this table, it is assumed that all of the stock options and restricted stock shares, and performance shares for which performance goals have been established, of Ms. Bachelder and Messrs. Bower, Hope, Cohen and Lynch would accelerate as of December 25, 2011. Our closing stock price on the last business day prior to December 25, 2011 was $14.88.

(2)	Upon a termination without cause, we would provide outplacement services for a period of 6 months.

(3)	In accordance with the terms of Ms. Bachelder’s employment agreement, we are required to provide tax gross-ups in connection with a payout made to Ms. Bachelder upon a change of control being subject to an excise tax. In calculating the tax gross-up payment, we assumed an excise tax rate under Section 280G of the Internal Revenue Code of 1986, as amended, of 20%, a 35% federal income tax rate, a 1.45% Medicare tax rate and a 6% state income tax rate.

DIRECTOR COMPENSATION FOR 2011

We use a combination of cash and stock-based compensation to attract and retain qualified candidates to serve on the Board of Directors. In setting director compensation, the Board of Directors considers the significant amount of time that Directors expend in fulfilling their duties to us as well as the experience and skills of the Board member.

Upon election to the Board at our annual meeting of shareholders, members of the Board (other than the Chairman of the Board) who are not our employees receive an annual cash retainer of $45,000. The Chairman of the Board receives an annual cash retainer of $150,000. The Directors who serve as chair of the Audit Committee and the People Services (Compensation) Committee each receive $15,000 annually in addition to the annual cash retainer. The Director who serves as chair of the Corporate Governance and Nominating Committee receives $7,500 annually in addition to the annual cash retainer. Additionally, all non-employee members of the Board of Directors receive an annual grant of restricted stock units equal to $50,000, with the number of restricted stock units granted being based on a 30 day average of our closing stock price prior to the date of the grant. Such non-employee directors are required to retain all compensation paid in shares until termination of board service. Non-employee directors are required to accumulate three times their annual retainer over the first five years of service.

Cheryl A. Bachelder receives no additional compensation for serving as a member of the Board of Directors. Ms. Bachelder’s compensation as CEO and President can be found in the Summary Compensation Table above.

The following table includes information regarding the compensation paid to our non-employee Directors:

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Krishnan Anand	45,000	51,518	96,518
Victor Arias, Jr.	60,000	51,518	111,518
Carolyn Hogan Byrd	45,000	51,518	96,518
John M. Cranor, III	150,000	51,518	201,518
John F. Hoffner	60,000	51,518	111,518
R. William Ide, III	52,500	51,518	104,018
Kelvin J. Pennington	45,000	51,518	96,518

(1)	The amounts shown in this column include annual cash retainers and committee chairmanship fees.

(2)	Amounts in this column are calculated utilizing the grant date fair value of restricted stock units under FASB ASC Topic 718. The grant date fair values of the restricted stock unit awards are calculated using the Nasdaq Global Market closing price on the date of grant. See Note 13 of the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 25, 2011, regarding assumptions underlying valuation of equity awards.

The following table reflects the unexercised stock options and unvested restricted stock units held by our non-employee directors as of December 25, 2011:

Name	Unvested Restricted Stock Units	Unexercised Stock Options
Krishnan Anand	1,331	0
Victor Arias, Jr.	1,331	9,623
Carolyn Hogan Byrd	1,331	9,623
John M. Cranor, III	1,331	0
John F. Hoffner	1,331	0
R. William Ide, III	1,331	9,623
Kelvin J. Pennington	1,331	0

COMPENSATION COMMITTEE REPORT

The People Services (Compensation) Committee has reviewed the Compensation Discussion and Analysis (“CD&A”) and discussed it with management. Based on the review and the discussions with management, the Compensation Committee recommended to the Board of Directors that the CD&A be included in the 2012 proxy statement and incorporated by reference in the Annual Report on Form 10-K for the year ended December 25, 2011 filed with the Securities and Exchange Commission.

The People Services (Compensation) Committee

Victor Arias, Jr., Chair Krishnan Anand John F. Hoffner Kelvin J. Pennington John M. Cranor, III, ex-officio member

EQUITY COMPENSATION PLAN INFORMATION

The following table gives information about our common stock that may be issued upon the exercise of options, warrants and rights under all of our existing equity compensation plans as of December 25, 2011.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-average Exercise Price of Outstanding Options, Warrants and Rights(1)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans_
Equity compensation plans approved by security holders:
1996 Nonqualified Stock Option Plan	0	0	0
1996 Nonqualified Performance Stock Option Plan — Executive	0	0	0
2002 Incentive Stock Plan	49,803	$12.50	0
2006 Incentive Stock Plan	839,447	$11.59	1,690,656
Equity compensation plans not approved by security holders:	0	N/A	0

Total	889,250	$11.64	1,690,656

(1)	During 2005, in connection with the declaration of a special cash dividend, our Board of Directors approved adjustments to outstanding options under our Employee stock option plans. The modifications adjusted the exercise price and the number of shares associated with each employee’s outstanding stock options to preserve the value of the options after the special cash dividend. We did not recognize a change as a result of the modifications because the intrinsic value of the awards and the ratio of the exercise price to the market value per share for each award did not change.

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has appointed PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm to audit our consolidated financial statements for the year ending December 30, 2012. PwC also served as our independent registered public accounting firm to audit our consolidated financial statements for the years ending December 25, 2011 and December 26, 2010. A representative of PwC will be present at the annual meeting of shareholders, will have the opportunity to make a statement and will be available to respond to appropriate questions by shareholders. Notwithstanding the ratification, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that the change would be in the best interests of the Company and our shareholders. In the event that the appointment of PwC is not ratified, the Audit Committee will consider the appointment of another independent registered public accounting firm, but will not be required to appoint a different firm.

Change in Accountants

During 2010, the Audit Committee conducted a competitive process to determine our independent registered public accounting firm for the year ending December 26, 2010. As a result of this process, effective April 9, 2010, the Audit Committee approved the engagement of PwC as our independent registered public accounting firm.

Also effective April 12, 2010, the Audit Committee informed Grant Thornton LLP (“Grant Thornton”), our prior independent registered public accounting firm, that it would not be re-engaged as the independent registered public accounting firm and that it would be dismissed no later than the date of the filing of the proxy statement for our 2010 annual meeting of shareholders.

During the fiscal years ended December 27, 2009 and December 28, 2008, and the subsequent interim period preceding the dismissal, the Company had (i) no disagreements with Grant Thornton on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, any of which that, if not resolved to Grant Thornton’s satisfaction, would have caused it to make reference to the subject matter of any such disagreement in connection with its reports for such years and interim period and (ii) no reportable events within the meaning of Item 304(a)(1)(v) of Regulation S-K.

Grant Thornton’s reports on our consolidated financial statements for the fiscal years ended December 27, 2009 and December 28, 2008 did not contain an adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the fiscal years ended December 27, 2009 and December 28, 2008, and the subsequent interim period preceding the dismissal, neither the Company nor anyone on its behalf consulted with PwC regarding (i) the application of accounting principles to a specific transaction, either completed or proposed, (ii) the type of audit opinion that might be rendered on the Company’s financial statements, (iii) any matter that was the subject of a disagreement within the meaning of Item 304(a)(1)(iv) of regulation S-K, or (iv) any reportable event within the meaning of Item 304(a)(1)(v) of Regulation S-K.

In accordance with Item 304(a)(3) of Regulation S-K, the Company provided Grant Thornton a copy of the disclosures the Company made in a Current Report on Form 8-K/A filed with the SEC on April 23, 2010 (the “Form 8-K/A”) prior to filing the Form 8-K/A with the SEC. The Company requested that Grant Thornton furnish the Company with a letter addressed to the SEC stating whether or not Grant Thornton agrees with the statements made in the Form 8-K/A. A copy of such letter, dated April 23, 2010, is filed as Exhibit 16.1 to the Form 8-K/A.

Board Recommendation

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE RATIFICATION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

Pay that reflects performance and alignment of pay with the long-term interests of our shareholders are key principles that underlie our compensation program. In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), shareholders have the opportunity to vote, on an advisory basis, on the compensation of our named executive officers. This is often referred to as a say on pay, and provides you, as a shareholder, with the ability to cast a vote with respect to our 2011 executive compensation programs and policies and the compensation paid to the named executive officers as disclosed in this Proxy Statement through the following resolution:

“RESOLVED, that the shareholders approve the compensation of the named executive officers, as described in the Compensation Discussion and Analysis section and in the compensation tables and accompanying narrative disclosure in this Proxy Statement.”

As discussed in the Compensation Discussion and Analysis section, the compensation paid to our named executive officers reflects the following principles of our compensation program:

•	Attract and retain qualified management;

•	Be competitive with comparable employers; and

•	Align management’s incentives with the long-term interests of our shareholders.

Although the vote is non-binding, the People Services (Compensation) Committee will review the voting results. To the extent there is any significant negative vote, we will consult directly with shareholders to better understand the concerns that influenced the vote.

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE APPROVAL, ON AN ADVISORY BASIS, OF EXECUTIVE COMPENSATION.

GENERAL

Compensation Committee Interlocks and Insider Participation

For fiscal 2011, the People Services (Compensation) Committee established the compensation for all our executive officers.

During fiscal 2011, Messrs. Anand, Arias, Cranor, Hoffner, Pennington and Ms. Byrd were members of the People Services (Compensation) Committee. None of our executive officers currently serve on the compensation committee or Board of Directors of any other company of which any member of our People Services (Compensation) Committee is an executive officer.

Related Party Transactions

In accordance with our Corporate Governance and Nominating Committee charter, our Corporate Governance and Nominating Committee is responsible for assisting the Board with its responsibilities for oversight of the Company’s Honor Code, which includes policies relating to conflicts of interest. Although we have not entered into any such transactions that meet the requirements for disclosure in this proxy statement, if there were to be such a transaction, it would need to be approved by our Corporate Governance and Nominating Committee and the Board.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers and persons who own more than 10% of a registered class of our equity securities to file with the SEC reports of ownership and changes in ownership of our common stock. Directors, executive officers and greater than 10% shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on a review of the copies of these reports furnished to us or written representations that no other reports were required, we believe that during 2011, all of our directors, executive officers and greater than 10% beneficial owners complied with these requirements except that Form 4s reporting the vesting of awards of restricted stock to each of our executive officers based upon meeting performance goals, but still subject to vesting upon continued employment, were filed late.

Shareholder Proposals

To be eligible to include a shareholder proposal in our proxy statement for the 2013 annual meeting of shareholders pursuant to Rule 14a-8 under the Exchange Act, we must receive the shareholder proposal on or before December 19, 2012.

Under our bylaws, a shareholder is eligible to submit a shareholder proposal outside the processes of Rule 14a-8 if the shareholder is of record based on the record date for determining shareholders entitled to vote at the annual meeting. The shareholder also must provide timely notice of the proposal to us. To be timely under our bylaws, we must receive advance notice of the proposal by January 15, 2013 (120 days before May 15, 2013, the anniversary of our 2012 Annual Meeting) or, if the 2013 Annual Meeting date is more than 30 days before or after May 15, 2013, advance notice of the proposal must be received not less than 120 days before such annual meeting or, if later, within 10 days after the first public announcement of the date of the 2013 Annual Meeting. These time limits also apply in determining whether notice is timely for purposes of rules adopted by the SEC relating to the exercise of discretionary voting authority. Any shareholder proposal notice must comply with the content and other requirements for such notices specified in our bylaws.

All written proposals should be submitted to AFC Enterprises, Inc., Attention: Corporate Secretary, 400 Perimeter Center Terrace, Suite 1000, Atlanta, Georgia 30346.

GENERAL

Solicitation by Board; Expenses of Solicitation

Our Board of Directors has sent you this proxy statement and your proxy is solicited by our Board of Directors. Our directors, officers and associates may solicit proxies by telephone or in person, without additional compensation. We will pay for the expense of soliciting proxies, including the fees and expenses of brokers and other nominees who forward proxies and proxy materials to our shareholders so they can vote their shares.

Availability of Form 10-K and Annual Report to Shareholders

SEC rules require us to provide an Annual Report to shareholders who receive this proxy statement. We will also provide copies of the Annual Report to brokers and other nominees for the benefit of their beneficial owners of record. Additional copies of the Annual Report, which includes our Annual Report on Form 10-K for the fiscal year ended December 25, 2011 (not including documents incorporated by reference), are available without charge to shareholders upon written request to AFC Enterprises, Inc., Attention: Investor Relations, 400 Perimeter Center Terrace, Suite 1000, Atlanta, Georgia 30346, by calling (404) 459-4450 or on our website at www.afce.com.

Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Eastern Time, on May 15, 2012.
Vote by Internet
• Go to www.investorvote.com/AFCE
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

- - - - - - - - - - - - - - - - - - - -  - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -  - - - - - -  - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

A	THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES IN ITEM 1.	+
1. Election of Directors: 01 - Krishnan Anand 02 - Victor Arias, Jr. 03 - Cheryl A. Bachelder 04 - Carolyn Hogan Byrd
05 - John M. Cranor, III 06 - John F. Hoffner 07 - R. William Ide, III 08 - Kelvin J. Pennington

☐	Mark here to vote FOR all nominees	☐	Mark here to WITHHOLD vote from all nominees	☐	For All EXCEPT - To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) below.

B	THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEM 2 AND ITEM 3.
		For	Against	Abstain			For	Against	Abstain
2.	Ratification of the appointment of PricewaterhouseCoopers LLP as AFC’s independent registered public accounting firm for the fiscal year ending December 30, 2012.	☐	☐	☐	3.	Approval, on an advisory basis, of the compensation of the named executive officers.	☐	☐	☐

4.	To transact other business properly coming before the meeting or any adjournment thereof.

C	Non-Voting Items
Change of Address — Please print new address below.

D	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign EXACTLY as your name(s) appears hereon. If shares are held jointly, each joint owner should sign. When signing as administrator, attorney, executor, guardian or trustee, please give your full title. If the shareholder is a corporation or partnership, please sign the full corporate or partnership name by a duly authorized person.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

2012 Annual Shareholders Meeting

Admission Card

You should bring this Admission Card to the Annual Meeting to be admitted.

Only the shareholder whose name appears on this card will be admitted.

Due to space limitation, admission to the meeting will be on a first-come, first-served basis.

Registration will begin at 8:00 A.M.

Tuesday May 15, 2012, 8:30 A.M. Local Time

Hilton Garden Inn Atlanta Perimeter

1501 Lake Hearn Drive

Atlanta, Georgia 30319

YOUR VOTE IS IMPORTANT

If you do not vote by telephone or Internet, please sign and date this proxy card and return it promptly in the enclosed postage-paid envelope to Computershare Trust Company, N.A., P.O. Box 43101, Providence, RI 02940-3070, so your shares may be represented at the Annual Meeting. If you vote by telephone or Internet, it is not necessary to return this proxy card.

Proxy card must be signed and dated on the reverse side.

Please fold and detach card at perforation before mailing.

Important notice regarding the Internet availability of

proxy materials for the Annual Meeting of shareholders.

The proxy statement and annual report are available at:

www.edocumentview.com/AFCE

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.   ▼

- - - - - - - - - - - - - - - - - - - -  - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -   - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -  - -

Proxy — AFC ENTERPRISES, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF AFC ENTERPRISES, INC.

The undersigned hereby appoints H. Melville Hope, III and Harold M. Cohen, and each of them, as proxies with full power of substitution, for and in the name of the undersigned, to vote all shares of common stock, par value $.01 per share, of AFC Enterprises, Inc. that the undersigned would be entitled to vote on the matters described in the accompanying Proxy Statement and Notice of 2012 Annual Shareholders Meeting, receipt of which is hereby acknowledged, and upon any other business which may properly come before the Annual Meeting to be held at the Hilton Garden Inn Atlanta Perimeter, 1501 Lake Hearn Drive, Atlanta, Georgia 30319, on Tuesday, May 15, 2012 at 8:30 a.m., local time, or any adjournment thereof. This proxy, if properly executed and delivered, will revoke all prior proxies.

The proxies shall vote subject to the directions indicated on this proxy card, and the proxies are authorized to vote in their discretion upon other business as may properly come before the Annual Meeting or any adjournment thereof. The proxies will vote as the Board of Directors recommends where a choice has not been specified. If you wish to vote in accordance with the recommendations of the Board of Directors, all you need to do is sign and return this card. The proxies cannot vote your shares unless you sign, date and return this proxy card.

IF YOU DO NOT VOTE BY TELEPHONE OR INTERNET, PLEASE SIGN, DATE AND MAIL THIS PROXY CARD IN THE ACCOMPANYING ENVELOPE.